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                                   SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant    X
                          ---
Filed by a Party other than the Registrant
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     Preliminary Proxy Statement
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     Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
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 X   Definitive Proxy Statement
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     Definitive Additional Materials
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     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
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                         WISCONSIN ENERGY CORPORATION
               (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required
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     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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      Fee paid previously with preliminary materials.
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 ---  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      (1)  Amount Previously Paid:

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Wisconsin Energy Corporation
231 W. Michigan
P.O. Box 2949
Milwaukee, WI 53201

                     INSTRUCTIONS FOR VOTING YOUR PROXY

April 3, 1998

Dear Wisconsin Energy Corporation Stockholder:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders on Tuesday, May 19, 1998, at 10:00 a.m., at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin. The hotel is located in downtown Appleton. Free parking will be available. Light refreshments will be served before the meeting.

The meeting gives us an opportunity to vote on the proposals described in the accompanying Notice and Proxy Statement. A report on the business and affairs of Wisconsin Energy and our expectations for the future will also be discussed.

The proxy card attached below lists the matters that require your vote. Please sign and promptly return this card in the postage-paid envelope provided to ensure that your vote will be counted. You may cancel your proxy before the meeting and vote in person if you wish.

The proxy card also provides a separate box for you to indicate if you plan to attend the Annual Meeting. Place a mark in this box ONLY if you plan to attend the meeting in Appleton

Last year, we changed our practice for distributing the Summary Annual Report by making its distribution optional. Because of the favorable comments received about this approach, we again have provided your with a choice of whether your would like to receive a copy.

Full financial statements and the Chairman's Letter, which provides an overview of our financial operations, are included in the enclosed materials. However, if you would like to receive a copy of the Summary Annual Report, please check the appropriate box below. We will mail the Summary Annual Report to you in late April.

If you receive more than one proxy card because you have multiple accounts, please sign and return all of your proxies, but mark only one card if you plan to attend the annual meeting or would like to receive a Summary Annual Report in order to avoid duplication.

I appreciate your interest in Wisconsin Energy and hope to see you at the meeting. If you have any questions about the Annual Meeting, or any other matter, please call our toll-free Stockholder Hotline at 1-800-558-9663.

Sincerely,

/s/ Thomas H. Fehring

Thomas H. Fehring
Corporate Secretary



      PLEASE DETACH PROXY CARD HERE     THANK YOU FOR YOUR VOTE
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[ X ]  Please mark
        votes as in
        this example

______________________________________________________________________________
The Board of Directors recommends a vote FOR proposals 1, 2 and 3
______________________________________________________________________________


                                        For     Withheld
                                        All     From All
1.  Elect
    Robert A. Cornog,                  [   ]     [   ]
    Richard R. Grigg and
    Frederick P. Stratton, Jr.
        as directors

    ---------------------------------------------------
    For, except vote withheld from the above nominee(s):

                                        For      Withheld

2.  Elect John N. MacDonough           [   ]      [   ]

                                        For     Against    Abstain

3.  Approve Appointment of Auditors    [   ]     [   ]      [   ]

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Proposals 1, 2 and 3.

I PLAN TO ATTEND MEETING
If you check this box to the right an               [   ]
admission card will be sent to you

I would like to receive a Summary Annual Report     [   ]

I have made comments on this card or an attachment  [   ]

Your comments are welcome:

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Please sign exactly as name(s) appears hereon.  Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Signature: ________________________________________ Date: __________

Signature: ________________________________________ Date: __________
                          (If Held Jointly)
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                         WISCONSIN ENERGY CORPORATION
          PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                                MAY 19, 1998
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This PROXY is solicited by the Board of Directors for use at the Annual
Meeting of Stockholders on May 19, 1998.  Your shares of stock will        P
be voted as you specify below.                                             R
                                                                           O
By signing this PROXY, you revoke all prior proxies and appoint            X
Richard A. Abdoo and Thomas H. Fehring, or either of them, as              Y
proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other mattes which may come before the Annual Meeting of Stockholders and all adjournments of the Meeting.

1. Elect Robert A. Cornog, Richard R. Grigg, and Frederick P. Stratton, Jr. as Directors;

2.  Elect John N. MacDonough as Director; and

3. Approve appointment of PRICE WATERHOUSE LLP as Independent Public Accountant, as described in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan or Wisconsin Electric Power Company's Employee Retirement Savings Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Director's recommendations, just sign and date on the reverse side; you need not mark any voting boxes. If no choice is specified, your proxy will be voted "for" Proposals 1, 2 and 3.
                                                               SEE REVERSE
                                                                  SIDE
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April 3, 1998

Dear Wisconsin Energy Stockholder:

Last year was tough for our company and for you, our stockholders. It was difficult for our employees and, at times, confusing for our customers.

We learned that maintaining our historical position as an industry leader is difficult, but the challenges of 1997 taught us some important lessons and intensified our resolve to be one of the nation's premier energy companies.

To continue to move in that direction, we are keeping our focus on achieving operational excellence at Wisconsin Electric (WE). The first lesson we learned was to solidify our primary business by investing in projects to enhance our ability to provide reliable and low-cost service. The second was to implement additional measures to strengthen relationships with customers. The third is to work more closely together as a team of employees to execute the strategies that will improve value for our stockholders.

OUR FINANCIAL PERFORMANCE

Our earnings for 1997 were 54 cents per share of common stock, compared with $1.97 per share in 1996. Several important factors led to the decrease. In the second quarter, we took a charge of 17 cents per share for the canceled merger with Northern States Power Co. Although we decided to cancel the merger, we gained some valuable knowledge about what it takes to complete such a transaction that could serve us well in the future.

Another significant charge occurred in the fourth quarter when we took a charge of 16 cents per share to recognize the current market value for valuation of equipment originally purchased for a cogeneration project in Kimberly, Wis. Other factors that had a negative affect on our results were: the extended outage at WE's Point Beach Nuclear Plant, which led to significant increases in fuel and purchased power expenses; higher operating expenses at Point Beach to improve equipment, processes and performance; and a rate decrease ordered by the Public Service Commission of Wisconsin (PSCW) in February 1997.

Our stock price began 1997 at 26-7/8. Most utilities showed little appreciation in stock price until year end because of uncertainty concerning electric industry reregulation. Another factor for nuclear utilities was the increased rigor needed to address regulatory requirements. The improvements made in our plant operations and procedures were well received by the Nuclear Regulatory Commission and helped improve our stock price, which closed the year at 28-3/4. Combined with a quarterly dividend increase to 38.5 cents per share, or $1.54 on an annualized basis, the compound total return to stockholders for the year, assuming reinvested dividends, was 13.55 percent.

Though we had successes in many aspects of our business last year, our most important measure is the value we provide to our stockholders. In 1997, our return was not up to our expectations nor industry averages. In 1998, we believe we are in a better position to improve our return and to grow value for WEC stockholders.

In late 1997, the PSCW authorized an interim rate increase of $154 million. This includes a 10.7 percent increase in electric prices for all Wisconsin customer classes, a 6.3 percent rise in Milwaukee steam prices and a 5.5 percent boost in natural gas prices. We expect the PSCW to rule on a permanent increase soon.

OUR UTILITY OPERATIONS

Our total number of electric customers grew to 978,835 in 1997, a 1 percent increase from 1996. Sales were up about 0.4 percent.

While Point Beach's two units experienced lengthy outages in 1997, we made significant improvements in how we operate the plant as well as in plant systems and equipment. The NRC has recognized those improvements, expressed renewed confidence in plant operations and removed a declining trend letter that had been issued early in 1997. In February 1998, Unit 1 began a scheduled refueling outage. We expect both units to be available to meet the higher demand for electricity this summer.

While our nuclear staff worked to restore operations to our historical high level of excellence in 1997, our fossil operations' employees rose to the challenge of compensating for the reduced output at Point Beach by setting records for generation at four plants. Fossil operations also achieved several other successes: Pleasant Prairie Power Plant ranked as the sixth lowest-cost energy producer in the United States; we added the Milwaukee County Power Plant to our portfolio of generating assets; and we began buying power on our contract with a cogeneration plant in Whitewater, Wis.

We successfully met our customers' electric demand when supply throughout the region was extremely tight. The response of our employees and the cooperation of our customers was impressive and effective. Only customers who have special rates allowing us to curtail power were taken out of service for brief periods when demand could have exceeded supply. No firm-load customers were ever interrupted to balance load and supply. Unfortunately, some customers experienced storm-related outages during that time, which created some confusion for them concerning the power supply situation.

Several significant developments will help ensure an adequate supply of power in 1998. Most important are: the full operation of Point Beach, which provides about 1,000 megawatts of capacity; arrangements to transfer 400 mw of power from neighboring systems; and the 236-mw facility owned by an independent power producer in Whitewater will be available throughout the summer.

Longer term, we are soliciting proposals to contract 250 mw of power from an independent supplier that would locate a facility in eastern Wisconsin. WE will purchase the plant's capacity for a period of three to eight years. After the contract expires, the facility becomes what is known as a merchant plant, which will obtain future revenues through competitive purchase contracts with utilities and other wholesale market participants. We support the regulatory and legislative changes needed for development of merchant plants, and we will encourage changes that allow our nonutility affiliates to participate fully in this future market.

Another development to help maintain electric reliability in the region occurred when we joined eight other transmission owners in filing a proposal with the Federal Energy Regulatory Commission to form an independent system operator (ISO). ISO members would retain ownership of their systems but control of the operations would be conducted by an independent entity. The Midwest ISO, now numbering 10 members, would join transmission systems covering parts of eight states. The ISO would enhance reliability and provide the added benefit of lower costs to customers because a regional system would eliminate redundant transmission fees.

Power supply is not the only area where we are solidifying our business. In our gas operations, we began the largest expansion project in recent history by adding 832 square miles of service territory in northern Wisconsin. When completed later in 1998, we will have more than 350 miles of new gas main in the area and a connection with Great Lakes Pipeline in Michigan's Upper Peninsula. This expansion gives us the potential of adding about 4,500 customers over the next few years. In 1997, our number of gas customers increased 2.6 percent to 376,732. Our therms delivered, including customer-owned transport gas, increased 4.7 percent.

Our Steam Services extension on Milwaukee's west side added a major new customer and creates opportunities to add others. Steam Services also expanded through the acquisition of the steam facilities serving the Milwaukee County medical complex. Our sales increased 17 percent in 1997, and our total revenues for Steam Services were about $22 million.

In our customer operations, our award-winning contact center managed nearly 2 million customer interactions in 1997. We continue to seek improvement in this area, which was hampered at times because of some significant storms that taxed our ability to respond as quickly as we would like.

In business development, we worked with several key accounts to help them expand and improve their efficient use of power. Despite the power supply challenges of 1997 that redirected some of their efforts, our account managers still completed several projects that will improve our customers' competitiveness and our revenue stream for years to come.

OUR NONUTILITY OPERATIONS

Although our utility operations are receiving our primary attention, we continue to deliberately expand our nonutility operations.

Wispark, our real estate development subsidiary, is now the largest developer in Wisconsin. Wispark's earnings for 1997 were $6.9 million.

Wisvest, our unregulated energy services subsidiary, is successfully competing for customers seeking integrated energy solutions. Power production, cogeneration, district thermal and cooling facilities, waste-to-energy conversions, and commercial and industrial refrigeration systems are among its current activities. In 1997, Wisvest formed Griffin Energy Marketing, a subsidiary that provides electric power marketing and risk management services in the wholesale and retail electricity markets.

In addition, Wisvest is continuing to grow its Blackhawk Energy Services, a joint venture with Kaztex Energy Management, formed in 1995. Blackhawk is a full-service, independent agent providing management and delivery of natural gas and electric energy to commercial and industrial companies in Illinois. Blackhawk pools its members' energy requirements to increase buying power through bulk purchases.

Minergy, our recycling and renewable energy subsidiary, now owns and operates five recycling facilities. Minergy's patented technologies recycle high-volume wastes, such as paper and municipal sludge, and fly ash into various construction materials. In 1998, we began operating the Fox Valley Glass Aggregate Plant in Neenah, Wis. This is the world's first plant to convert sludge from area paper companies into a glass aggregate product. The process produces 1.4 billion pounds of steam per year, which is sold for process use and could be used to generate electricity in the future. Minergy purchased two plants in the Netherlands in 1997 - the Provag Aggregate Plant in Geertruidenberg, which has the capacity to process 140,000 tons of ash per year, and the VIT Treatment Plant in Hengelo, which has the capacity to process 120,000 tons of municipal sludge per year. Growth in this area is expected to continue because of the strong strategic advantage Minergy's technologies provide and the increased environmental pressures to recycle and use renewable energy resources.

Although Wispark, Wisvest and Minergy are helping grow revenue, the valuation of holdings for Witech, our venture capital subsidiary, decreased by $6.6 million, a negative impact of 6 cents per share on our earnings. Other than Witech, our nonutility subsidiaries added 4 cents per share to earnings.

OUR STRATEGY FOR PROFITABLE GROWTH

Because of the challenges we met in our operations in 1997, we are keeping our 1998 strategy focused on achieving the operational and financial excellence that has been a hallmark at our companies for more than 100 years. We view 1997 as an aberration, but we also see it as an opportunity to help sharpen our approach as well as our resolve to build on our strong fundamentals.

Over the next year, we will continue our progress toward restoring operational excellence at Point Beach, strengthen our organization, expand our power production and transfer capability and plan the initiatives that will ensure our long-term success. We also will continue to expand the nonutility businesses that can contribute to improved earnings.

OUR TEAM FOR FUTURE SUCCESS

Our strategy hinges upon our team of employees. We strive for stability in our work force to help focus on excellence in our day-to-day operations. We have provided financial planning seminars so employees can have better understanding of personal finances that can give them additional confidence about their future. We also have taken steps to realign our pay structure to better match the marketplace, ensuring that we provide fair and equitable pay to our entire work force. We continue to strengthen the relationship between our management team's pay and performance.

We also have strengthened the management team itself. We have added Mike Sellman, Rick White and Larry Salustro to our company. Sellman, senior vice president and chief nuclear officer, delivers years of experience as a recognized leader in the industry and will take our operations to higher levels of excellence. White, vice president of communications and community relations, brings prior experience from the telecommunications and utility industries. Salustro, vice president of legal, regulatory and governmental affairs, adds experience gained while working at one of the nation's premier telecommunications companies. The addition of these three leaders will improve our results in these areas of growing importance.

The hub of our operations, the Public Service Building (PSB) in downtown Milwaukee, recently completed a three-year renovation that gives it status as a national historical landmark. But more important, it emphasizes the commitment we have to our employees and the community. The renovation gives us lower operating and maintenance expenses, particularly in energy costs for the building, which is 92 years old. The more flexible office space creates greater efficiency and allows 150 more employees to be located in the PSB. The improvements also bring the building into compliance with modern building codes and regulations for safety and access, such as the Americans with Disabilities Act.

Our companies value work force diversity, including gender, race and age. We were recognized for our diversity efforts in 1997 through an Edison Electric Institute award for diversity training programs and policies. We also received an award from the Human Resource Management Association for excellence in our diversity initiatives. Making diversity and cross-cultural sensitivity a corporate priority is resulting in a stronger, more team-oriented work force. We extend this concept into our purchases. Expenditures with businesses owned by minorities and women increased 50 percent over 1996 levels, representing about 6.5 percent of our non-fuel corporate purchases in 1997. Such practices and other policies and programs led to U.S. Equal Employment Opportunity Commission (EEOC) recognition. An EEOC task force chose WE as one of six private sector companies offering the best EEO programs.

Another initiative to strengthen our team is the expansion of joint governance, which makes unions and management partners in achieving common goals. Joint governance now extends into each of the company's business units, which creates an environment for healthy dialogue to meet challenges and seize opportunities.

Our approach to achieving mutual goals includes not only our employees but also our contractors and suppliers. By taking a total lifecycle approach for materials and services, we have formed strategic alliances that have resulted in significant savings in total lifecycle costs for our purchases. We also are working with our suppliers to ensure they are addressing Year 2000 issues that could have an impact on the goods and services they provide. We are working to address Year 2000 so we can continue to provide the same great level of electrical, gas and steam service before and after the new millennium.

OUR OUTLOOK

As 1998 begins, our operations are getting stronger. Operations are the key to success in the coming year and years ahead. We have other reasons for optimism about the year ahead. We recently received an interim rate increase in our utility operations that will improve our earnings potential. We have a strong economy in the area we serve, and we are working on the technology and the relationships necessary to better meet needs of customers throughout our region.

Although our immediate focus is short term and within the area we now serve, we still believe that opportunities to acquire customers through mergers and acquisitions are viable. An example of a strategic combination is our proposed acquisition of ESELCO Inc., which will be completed later this year, pending final regulatory approvals. ESELCO's primary subsidiary, Edison Sault Electric Co., provides low-cost, reliable power to 22,000 customers in Michigan's Upper Peninsula. In an increasingly competitive, national marketplace where consolidations make strong economic sense, we will consider future strategic combinations, provided they are in the best interest of our stockholders and customers.

We also pursue the interests of our stockholders and customers in the regulatory arena. We joined organizations from the Midwest, Mid-Atlantic and Great Lakes regions to form the Alliance for Constructive Air Policy. The group includes companies from the utility sector and other industries as well as labor organizations that are working with the Environmental Protection Agency and key policymakers to find cost-effective, equitable solutions for reducing ozone pollution in key regions.

The true test of any organization is how it bounces back from adversity. We are actively working to improve our operations, seek opportunities for growth and participate in the regulatory process to benefit our stockholders and customers. We've had our share of adversity in the past year. Our employees are showing their resilience. I'm confident our results in 1998 will prove our resilience to our stockholders, and our high-quality, cost-effective and reliable service will prove it to our customers.

Sincerely,

/s/Richard A. Abdoo

Richard A. Abdoo

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 3, 1998

To the Stockholders of Wisconsin Energy Corporation:

The 1998 Annual Meeting of Stockholders will be held in Appleton, Wisconsin as follows:

Tuesday, May 19, 1998
10:00 a.m., Central Time
Paper Valley Hotel & Conference Center
333 West College Avenue
Appleton, Wisconsin  54913

The change in location is being made this year so stockholders living in the northern half of our service territory will have a more convenient opportunity to attend the meeting. It is expected that the 1999 Annual Meeting will be held in Milwaukee.

During the meeting, stockholders will be asked to:

*   elect three directors for terms expiring at the 2001 Annual
    Meeting of Stockholders,

*   elect one director for a term expiring at the 2000 Annual
    Meeting of Stockholders,

* approve the appointment of the independent public accountant for 1998, and

* consider any other matters which may properly come before the meeting.

The Chairman will also briefly review company operations and answer questions from stockholders.

Stockholders of record at the close of business on March 12, 1998 will be entitled to vote.

The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors

/s/Thomas H. Fehring

Thomas H. Fehring
Corporate Secretary








PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about April 3, 1998, in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC") Board of Directors to be used at the Annual Meeting of Stockholders on May 19, 1998, at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, and at all adjournments of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

PROPOSAL 1:  ELECTION OF DIRECTORS - TERMS EXPIRING IN YEAR 2001

and

PROPOSAL 2:  ELECTION OF DIRECTOR - TERM EXPIRING IN YEAR 2000

The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors Robert A. Cornog, Richard R. Grigg and Frederick P. Stratton, Jr. expire at the 1998 Annual Meeting.

ROBERT A. CORNOG, RICHARD R. GRIGG and FREDERICK P. STRATTON, JR. have been nominated by the Board to serve for terms expiring at the 2001 Annual Meeting of Stockholders or until they are reelected or until their respective successors are duly elected and qualified.

The Board also identified an additional, qualified director nominee. JOHN N. MACDONOUGH, Chairman and CEO of Miller Brewing Company, was nominated by the Board to serve as a director. To preserve the balance of the class structure, it is proposed that Mr. MacDonough serve a term expiring at the 2000 Annual Meeting or until he is reelected or his successor is duly elected and qualified. Pursuant to authority granted to the Board under the Bylaws, the number of directors constituting the whole Board was increased to eight effective May 19, 1998 contingent upon the election of Mr. MacDonough.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR DIRECTOR
NOMINEES ROBERT A. CORNOG, RICHARD R. GRIGG AND FREDERICK P. STRATTON, JR., (PROPOSAL #1) AND FOR DIRECTOR NOMINEE JOHN N. MACDONOUGH (PROPOSAL #2).

Each nominee has consented to being nominated and to serve if elected. If any nominee becomes unable to serve for any reason, which event is not anticipated, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Nominating and Board Affairs Committee.

Biographical data regarding each nominee and director is shown below. Ages are as of December 31, 1997.

NOMINEES FOR TERMS EXPIRING IN YEAR 2001

ROBERT A. CORNOG. Age 57. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric Power Company ("Wisconsin Electric" or "WE"), WEC's principal subsidiary, since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.

RICHARD R. GRIGG. Age 49. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric since January 1995; Chief Nuclear Officer of Wisconsin Electric from December 1996 to March 1998. President and Chief Operating Officer of Wisconsin Natural Gas Company ("Wisconsin Natural" or "WN") during 1995. Wisconsin Natural was WEC's gas utility subsidiary; WN merged into Wisconsin Electric effective January 1, 1996. Group Executive and Vice President of Wisconsin Electric from June to December 1994. Vice President of Wisconsin Electric from 1990 to 1994. Director of WEC since 1995. Director of Wisconsin Electric since 1994. Director of Wisconsin Natural during 1995.

FREDERICK P. STRATTON, JR. Age 58. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Banc One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

NOMINEE FOR TERM EXPIRING IN YEAR 2000

JOHN N. MACDONOUGH. Age 54. Chairman and Chief Executive Officer of the Miller Brewing Company, a manufacturer and brewer of malt beverages, since 1993. Director of M&I Marshall & Ilsley Bank, The Milwaukee Brewers, The Green Bay Packers and Ugly Duckling Corporation of Phoenix, Arizona.

DIRECTORS CONTINUING IN OFFICE-TERMS EXPIRING IN YEAR 2000

JOHN F. BERGSTROM. Age 51. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Bergstrom Corporation, First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Universal Foods Corporation and The Green Bay Packers.

GENEVA B. JOHNSON. Age 68. Corporate Director. Former President and Chief Executive Officer of Family Service America, an organization representing private agencies in the United States and Canada that provide human service programs, from 1983 to 1994. Director of WEC and Wisconsin Electric since 1988. Director of Firstar Bank Milwaukee, N.A.

DIRECTORS CONTINUING IN OFFICE-TERMS EXPIRING IN YEAR 1999

RICHARD A. ABDOO. Age 53. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric since 1990. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Chairman of the Board and Chief Executive Officer of Wisconsin Natural from 1990 to 1995. Director of Wisconsin Natural from 1989 to 1995. Director of Marshall & Ilsley Corporation, Sundstrand Corporation and United Wisconsin Services, Inc.

JOHN F. AHEARNE. Age 63. Director of the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes AMERICAN SCIENTIST, provides grants to graduate students and conducts national meetings on major scientific issues, since 1989. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Vice President and Senior Fellow of Resources for the Future from 1984 to 1993. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering.
Director of WEC and Wisconsin Electric since 1994.

PROPOSAL 3:  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors has appointed the firm of Price Waterhouse LLP ("PW") or its successor as independent public accountant to audit the books, records and accounts of WEC and its subsidiaries for the year 1998. PW and Coopers & Lybrand LLP have announced their intent to merge. If the merger is consummated, the successor to PW will serve as WEC's independent public accountant. PW has assured WEC that the merger will not adversely impact any audits conducted for WEC.

PW has acted as independent public accountant for WEC or its predecessors continuously since 1932. Representatives of the firm will attend the Annual Meeting to make any statement they may consider appropriate and to respond to questions that may be directed to them.

If (i) the foregoing proposal is not approved by the stockholders, or (ii) PW shall become incapable of accepting or continuing the appointment, or (iii) the employment of PW is otherwise discontinued, the Audit Committee will recommend and the Board of Directors will appoint another independent public accountant.

The Board of Directors recommends that you vote FOR the proposal to approve the appointment of Price Waterhouse LLP as independent public accountant.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the meeting. The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals. The Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days and not more than 100 days before the annual meeting. If any other matters do properly come before the meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

VOTING OF SHARES

STOCKHOLDERS OF RECORD. Common stockholders of record at the close of business on March 12, 1998, are entitled to vote on matters presented at the Annual Meeting. On that date, there were 112,865,844 shares of WEC common stock outstanding. Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the meeting at the Paper Valley Hotel & Conference Center.

Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

VOTING BY PROXY. You may vote in person or by properly executed proxy. By completing and returning the form of proxy, you authorize Richard A. Abdoo and Thomas H. Fehring to vote your shares on your behalf. All completed proxy forms returned will be voted as you direct. If no direction is given, the proxies will be voted FOR director nominees Robert A. Cornog, Richard R. Grigg, Frederick P. Stratton, Jr. and John N. MacDonough and FOR the proposal to approve the appointment of Price Waterhouse LLP as WEC's independent public accountant. You may revoke your proxy by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by delivering a later-dated proxy, in each case prior to the closing of the polls. Attendance at the meeting will not in itself constitute revocation of a proxy.

If you are a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or own shares through investments in the WEC Common Stock Fund of Wisconsin Electric's Employee Retirement Savings Plan (the "401(k) plan"), your proxy will serve as voting instructions for your shares held in those plans. Shares will be voted by the administrator for Stock Plus and the trustee for the 401(k) plan as you direct. If a proxy is not returned for shares held in Stock Plus, shares will not be voted by the administrator. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the plan fund for which voting instructions have been received are voted.

SOLICITATION OF PROXIES. WEC will bear the cost of the solicitation of proxies. Proxies may be solicited by employees of WEC or its subsidiaries by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event such services become necessary.

VOTING REQUIREMENTS AND PROCEDURES. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, WEC's charter documents and any other requirements applicable to the matters to be voted upon.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in each election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

With respect to appointment of the independent public accountant, if a quorum is present, the affirmative vote of a majority of the votes cast will be required. Abstentions and broker non-votes will have no effect on the outcome of the voting.

The voted proxies will be tabulated by Boston EquiServe Limited Partnership, which will also serve as inspector of election.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES. The Board periodically reviews trends in corporate governance to ensure that it is providing effective governance over the affairs of the corporation. WEC's Corporate Governance Guidelines, a framework from which the Board conducts its business, have not been modified since provided to stockholders in last year's proxy statement. A copy is available upon request to the Corporate Secretary.

EVALUATION OF THE CHIEF EXECUTIVE OFFICER (CEO). The Board annually evaluates the performance of the CEO. As part of this practice, the Compensation Committee annually requests that independent directors provide written feedback to the Compensation Committee chair. Feedback is requested on the CEO's performance relating to: leadership and vision, financial stewardship, strategy development, management development, effective communication to constituencies, and effective representation of the corporation in community and industry affairs, as well as other areas. The Compensation Committee chair shares the feedback with the CEO to review his performance for the year. The feedback is also used by the committee to determine appropriate compensation for the CEO. This procedure allows the Board to consistently evaluate the CEO and to more effectively communicate the Board's expectations to him. The evaluation also provides the CEO with information to enable him to more effectively focus on key business initiatives.

SELF-EVALUATION OF THE BOARD. The Board also annually evaluates its collective performance. Each director is asked to rate the performance of the Board on such things as: providing appropriate oversight over key affairs of the corporation (including its long-range goals, financial performance and strategic plans), providing necessary and timely advice and counsel to the CEO, communicating the Board's expectations and concerns to the CEO, having in place effective processes to aid in its deliberations, monitoring of the issues and trends affecting the corporation, and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

The Nominating and Board Affairs Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board's activities. Assessments of the performance of individual directors are already conducted by the committee in its process to recommend director nominees to stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS. Committees play a significant role in the corporate governance practices of the Board. Members and principal duties and responsibilities of the Board's standing committees are shown below. Except for the Executive and Nuclear Oversight Committees, the committees of the Board are comprised solely of outside, independent directors. Committees may also include one or more non-directors who serve as ad hoc members due to their considerable expertise in a particular field.

Members of the AUDIT COMMITTEE are Mr. Stratton (chair), Mr. Bergstrom and Mrs. Johnson. The committee oversees the financial reporting and internal controls of WEC; evaluates, reviews and approves the services of the independent public accountant; recommends to the Board the independent public accountant to be selected; recommends and reviews special audits or studies the committee considers necessary or desirable; and reviews reports regarding compliance with WEC's Code of Business Conduct. Both the independent public accountant and the internal auditor may meet alone with the committee and are expected to contact it on matters requiring its attention.

Members of the COMPENSATION COMMITTEE are Mr. Cornog (chair), Dr. Ahearne and Mr. Bergstrom. The committee considers succession planning issues and provides a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals. The committee also provides a competitive director compensation program based on many of the same criteria.

Members of the EXECUTIVE COMMITTEE are Mr. Abdoo (chair), Mr. Grigg and the chairs of the other standing committees. The committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee.

Members of the NOMINATING AND BOARD AFFAIRS COMMITTEE are Mrs. Johnson (chair), Mr. Cornog and Mr. Stratton. The committee (i) establishes and reviews corporate governance guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders and (ii) recommends candidates to be named as nominees of the Board for election as directors. Stockholders may propose director candidates for consideration by the committee.

Members of the NUCLEAR OVERSIGHT COMMITTEE are Dr. Ahearne (chair), Mr. Cornog and Mr. Grigg. Ad hoc members of the committee include three consultants who have expertise in nuclear power plant operations: Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Mr. Hal B. Tucker, formerly responsible for overseeing Duke Power Company's nuclear operations. The committee advises and assists the Board in its responsibilities relating to overseeing the nuclear operations of WEC and its subsidiaries. The Nuclear Oversight Committee may be requested by the Board to investigate any nuclear related activity of WEC and its subsidiaries.

MEETINGS OF THE BOARD AND ITS COMMITTEES. The Board held 12 meetings during 1997. The number of committee meetings held in 1997 were: Audit, 3; Compensation, 2; Executive, 0; Nominating and Board Affairs, 1; Nuclear Oversight, 4. The average attendance of all directors was 98%.

COMPENSATION OF THE BOARD OF DIRECTORS. In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in the WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 1997, each nonemployee director received an annual retainer fee of $18,000 (one-half in WEC common stock and the other half in cash) plus an attendance fee of $1,250 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although certain WEC directors also serve on Wisconsin Electric's board and compensation committee, only single fees are paid for meetings held by both boards or committees on the same day. In these cases, fees are allocated between WEC and Wisconsin Electric based on services rendered.

Nonemployee directors may defer fees as long as they serve on the Board of WEC and/or its subsidiaries pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee, which is comprised entirely of independent non-employee directors, is responsible for making decisions regarding succession planning and executive compensation. The committee seeks to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and motivate them to achieve WEC's short- and long-term goals.

The committee believes that a substantial portion of overall executive compensation should be at risk. Compensation plans for executives have been designed so that compensation will vary from year to year dependent on achievement of individual and corporate goals that are aligned with the interests of WEC's stockholders and customers.

The committee employs a nationally recognized compensation consultant, Towers Perrin, to advise it on matters relating to the administration and design of WEC's executive compensation program. The consultant provides the committee with information regarding competitive compensation levels, practices and trends.

To be fully informed of competitive compensation for WEC's executive officer positions, the committee relies on (i) an analysis of compensation practices for the companies included in the industry peer group historically used to compare investment performance in the proxy statement, (ii) a broader analysis of compensation data from a survey of approximately 85 utilities conducted by the Edison Electric Institute, a consortium of utilities, and (iii) a survey of compensation practices in general industry. The committee does not mathematically average the data from these analyses but, rather, considers them three separate views of the external market.

The committee also applies subjective judgment in evaluating the relative importance of the many factors that are the basis for determining the various elements of compensation.

ELEMENTS OF COMPENSATION. WEC's executive compensation program primarily consists of three elements: base salary, annual incentive compensation and long-term incentive compensation.

OVERVIEW OF COMPENSATION IN 1997. As noted above, the committee seeks to tie its compensation program to performance. Although there were numerous operational accomplishments during 1997, WEC's performance in a number of important areas fell significantly short of expectations. As a result, annual incentive awards to most executive officers for 1997 were lower than in previous years. Specific values of 1997 compensation for the Chief Executive Officer and the four other most highly compensated officers are included in the Summary Compensation Table. The committee's basis for determining appropriate levels of executive compensation for 1997 base salary, annual incentive compensation and long-term incentive compensation is described below.

BASE SALARY. To determine appropriate executive base salaries, the committee considered factors such as individual experience, performance and potential, changes in duties and responsibilities, customer satisfaction, the reputation of WEC's utility operations, competitiveness of utility service rates and impact of cost-control achievements. In addition, the committee reviewed executive compensation practices for comparable positions at industry peer group companies. In general, base salaries are targeted at or near the 50th percentile of the industry peer group.

Base salaries for a calendar year are generally determined in advance of the calendar year. The base salaries for 1997 as listed in the Summary Compensation Table were determined in November 1996 and were effective as of January 1, 1997.

ANNUAL INCENTIVE COMPENSATION. The committee administers WEC's Short-Term Performance Plan, which provides annual cash incentive opportunities to executive officers and other key employees. This annual incentive plan is designed to promote the achievement of shareholder- and customer-focused objectives of WEC and its subsidiaries while recognizing individual and team performance of participants.

Annual incentive compensation awards are targeted at approximately the 50th percentile of general industry pay practices. In 1997, target incentive awards were set for participants that ranged from 15% to 55% of base salary. Each participant is eligible to receive an award if pre-established corporate performance goals are met. Awards may be increased by up to 100% of targeted amounts or reduced to zero based on individual and team performance.

Performance goals for 1997 for most executives were weighted as 50% financial, 40% operational, and 10% related to improving customer satisfaction.
Financial goals focused on achievement of target earnings per share. Operational goals were specific to the corporation's business processes and, among other things, related to development of new energy services, employee training and development, environmental stewardship, safety of operations, power plant availability, and corporate strategic planning. Customer satisfaction was measured by surveys to determine the perceived value of the company's products and services relative to those provided by competitors.

The performance goals for WEC Chief Executive Officer Abdoo were weighted as 80% financial, 12.5% operational and 7.5% toward improving customer satisfaction. The performance of Mr. Grigg, who served as WEC Vice President and WE President, Chief Operating Officer and Chief Nuclear Officer, was weighted as 20% financial, 75% operational and 5% related to improving customer satisfaction.

Although the corporation did well in achieving a number of operational goals during 1997, it did not meet its financial and customer satisfaction goals. As a result, the committee awarded participants with an award solely based on operational performance. Operational accomplishments included, among others:

* progress made toward the turnaround of the company's nuclear operations,
*   the interim rate relief obtained for 1998,
* record generation at the company's fossil plants in support of increased system requirements,
*   growth in nonutility operations, and
* the recognition received for diversity initiatives and customer call center operations.

Additional awards were provided to Mr. Grigg to recognize significant improvement in nuclear operations in 1997 as part of the company's efforts to achieve a high level of nuclear operational excellence. In 1996, the annual incentive awards for Mr. Grigg and certain other employees in WE's Nuclear Power Business Unit were reduced to reflect poor nuclear performance results. The committee retained the right to provide these individuals with an award of up to 150% of the amount that was withheld as an incentive to achieve certain critical nuclear performance goals. As WE's Chief Nuclear Officer, Mr. Grigg was successful in leading the effort to improve nuclear operations during the year. This effort, which included a conservative decision-making philosophy with a focus on operational safety, culminated in the Nuclear Regulatory Commission removing a "declining trend letter" in January 1998. The commission specifically noted Mr. Grigg's role in this turnaround. The committee granted Mr. Grigg and the other nuclear employees an award of 125% of the amount withheld. The committee also approved a bonus of $50,000 in recognition of Mr. Grigg's outstanding overall performance in leading WEC's nuclear operations. Mr. Grigg's total annual incentive award is shown in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION. The committee administers WEC's 1993 Omnibus Stock Incentive Plan, a long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. The long-term incentive plan allows WEC to grant stock options, stock appreciation rights, stock awards and performance units to participants. Equity interests in WEC common stock provide an incentive to improve the performance and value of the company in exchange for a share in the appreciation of the value of WEC common stock. Long-term incentive awards are targeted at the 50th percentile of general industry grant practices.

The committee is presently reviewing the long-term incentive program to ensure that it is effective in focusing WEC executives to achieve the corporation's long-term objectives. Action with respect to long-term incentive plan awards has been deferred. No awards were granted to executive officers, including the CEO, during fiscal year 1997.

The committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, the committee has implemented stock ownership guidelines for participants. Guidelines for executive officers range from 100% to 300% of base salary.

CHIEF EXECUTIVE OFFICER COMPENSATION. Performance and compensation of the Chief Executive Officer are of particular importance to the committee.
Mr. Abdoo's performance was evaluated by the committee and compensation was determined in accordance with the executive compensation policies described above.

As part of WEC's corporate governance initiatives, the Compensation Committee chair requested that non-employee directors provide a written evaluation of the CEO's performance. The directors' written feedback was discussed by committee members as part of its compensation determinations and has been shared with the CEO.

Mr. Abdoo's base salary of $585,000, which approximates the 50th percentile of the data reviewed by the committee, was determined in November 1996 and was effective as of January 1, 1997. In determining this salary, the committee considered many factors including, among others:

* an analysis of his current salary compared to the competitive median for this position,
*   his responsibilities and how he has discharged them,
* his overall performance and leadership in guiding an organization that is able to provide quality services to its customers at competitive prices,
* the regional competitiveness of utility rates for 1996 and the outlook of electric and gas rates for 1997,
* the impact of reengineering and cost control achievements of the companies during 1996,
* his vision in positioning the company to take advantage of a deregulated utility environment,
*   his reputation among CEO's in the utility industry,
*   his efforts relating to labor/management relations, and
*   his contributions toward the goals of the nonutility companies.

The committee, as is customary, reviewed Mr. Abdoo's base salary in January 1998. Since Mr. Abdoo's base salary continues to approximate the 50th percentile of the data reviewed by the committee, his salary was determined to be appropriate.

With respect to annual incentive compensation for 1997, the Compensation Committee reviewed Mr. Abdoo's performance against 1997 objectives. Although financial and customer satisfaction objectives, which constitute 87.5% of Mr. Abdoo's performance goals, were not met, Mr. Abdoo led the company to achieve numerous operational goals in a particularly challenging year. The committee specifically noted the role of the CEO in several operational accomplishments, including:

* his frequent dialogue with nuclear regulators on the company's progress to turn around its nuclear operations,
* the successful operation of the company's fossil plants to meet increased regional demands,
*   continued growth in the organization's customer base,
* improved quality in key customer service areas as evidenced by receipt of the Utility Call Center of the Year award,
*   growth of the company's nonutility operations,
*   expanded environmental initiatives,
*   his support of the use of state-of-the-art technologies, and
* his consistent support of equal opportunity, diversity, cross-cultural sensitivity and strong labor-management relationships; an award was received from the Human Resource Management Association in recognition of diversity initiatives.

The committee believes that the leadership provided and decisions made by Mr. Abdoo in 1997 have set the stage for improved 1998 performance. Although the CEO earned a 1997 annual incentive award for achievement of operational performance goals, the committee accepted Mr. Abdoo's request that his award be reduced to zero in light of the company's overall performance in 1997.

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the other proxy-named executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The committee will continue to review these tax regulations as they apply to WEC's executive compensation program. It is the committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Ahearne
John F. Bergstrom

EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly-compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                                                                 ------------
                                                  Annual Compensation               Awards
                                            ---------------------------------    ------------
                                                                                  Securities
                                                                 Other Annual     Underlying     All Other
Name and Principal Position         Year     Salary      Bonus   Compensation    Options/SARs   Compensation
                                               $           $          $             (#)(1)         ($)(2)
--------------------------------    ----    --------    -------- ------------    ------------   -------------
RICHARD A. ABDOO
Chairman of the Board, President    1997     585,000          0      9,974               0         70,312
and Chief Executive Officer         1996     560,000    306,472      8,953          38,000        113,297
                                    1995     496,000    232,000      8,321          38,000         83,858
--------------------------------    ----    --------    -------- ------------     ---------       --------
RICHARD R. GRIGG
Vice President of WEC; President,   1997     320,000    137,927(3)   6,176               0         33,881
Chief Operating Officer and Chief   1996     295,000     62,835      5,206          19,000         43,412
Nuclear Officer of WE               1995     237,500     63,788      3,084          19,000         42,125
--------------------------------    ----    --------    -------- ------------     ---------       --------
KRISTINE M. KRAUSE
Vice President-Fossil Operations    1997     205,000     26,454          0               0         19,770
of WE                               1996     190,000     68,750          0           9,500         23,239
                                    1995     160,000     48,904          0           9,500         16,532
--------------------------------    ----    --------    -------- ------------     ---------       --------
CALVIN H. BAKER
Treasurer and Chief Financial       1997     190,000     32,666      1,889               0         16,046
Officer of WEC;                     1996     170,000     70,298      1,420           9,500         21,996
Vice President-Finance and          1995     145,000     35,235      1,286           7,600         16,249
Chief Financial Officer of WE
--------------------------------    ----    --------    -------- -----------       --------        --------
DAVID K. PORTER
Senior Vice President of WE         1997     190,000     29,871          0               0         14,801
                                    1996     190,000     63,449          0           7,600         23,994
                                    1995     190,000     46,170          0           7,600         21,766
--------------------------------    ----    --------    -------- -----------       --------        --------

(1) 1996 and 1995 grants of options were in combination with contingent dividend awards. These awards will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four-year period beginning on the grant date equals or exceeds the median return earned by the companies included in the Peer Group Index in the "Performance Graph" section of this proxy statement. There will be no payout if WEC's total shareholder return is negative over the course of such period. If payable, each participant shall receive an amount equal to the actual dividends paid on WEC common stock for the four-year period multiplied by the number of performance units awarded to such participant. No stock appreciation rights ("SARs") were awarded during any of the fiscal years indicated.

(2) All Other Compensation for 1997 for Mr. Abdoo, Mr. Grigg, Ms. Krause,
Mr. Baker and Mr. Porter, respectively, includes: (i) employer matching of contributions by each named executive into the 401(k) plan in the amount of $4,750 for each named executive officer, (ii) "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $21,994, $7,535, $5,362, $3,348 and $2,853, respectively, and (iii) $43,568, $21,596, $9,658, $7,948 and $7,198,
respectively, which represents the present value of interest projected to accrue for the executive's benefit on the current year's insurance premiums paid by the company under a split-dollar life insurance program. For 1997, the method of reporting insurance premiums was changed from reporting the full dollar value of premiums to more accurately reflect the benefit received.

(3) The majority of Mr. Grigg's bonus award reflects his performance in connection with overseeing the company's nuclear operations.

No stock options were exercised by the named executive officers in 1997. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION SAR VALUES

                                 Number of Securities Underlying       Value of Unexercised In-the-Money
                                   Unexercised Options/SARs                      Options/SARs
                                       at Fiscal Year-End                     at Fiscal Year-End
                                              (#)                                   ($)
            Name                 Exercisable     Unexercisable         Exercisable       Unexercisable
            -------------------  -----------     -------------         -----------       -------------
            Richard A. Abdoo       22,500           101,000              30,938             122,031
            Richard R. Grigg        6,500            44,500               8,938              49,394
            Kristine M. Krause      1,250            25,500               1,719              30,992
            Calvin H. Baker         3,000            20,100               4,125              24,213
            David K. Porter         6,500            18,200               8,938              20,532


SEVERANCE POLICY. In connection with the Agreement and Plan of Merger between WEC and Northern States Power Company (approved by WEC's stockholders on September 13, 1995), the Board adopted a Senior Executive Severance Policy ("Severance Policy"). The Severance Policy was adopted to encourage certain executive officers and other key employees, whose expertise has been critical to WEC's success, to remain with WEC. Although the merger agreement has been terminated, the Severance Policy provides for payment of severance to participants whose employment is terminated under certain circumstances (e.g., terminations by WEC that are other than for cause, disability or retirement; terminations resulting from certain sales of a business by WEC; and terminations resulting from reductions in participants' salaries, responsibilities or benefits) at any time before April 28, 2000.

The severance benefits under the Severance Policy consist of: (i) three years' salary and annual incentive compensation; (ii) payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services or the use of office space and support; and (v) financial planning counseling.

RETIREMENT PLANS

In 1997, WE maintained a defined benefit pension plan of the cash balance type for most employees, including WEC executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, without any deduction for Social Security or other offset, with a Social Security integrated benefit formula based on percentages of final average compensation for up to 30 years of credited service and additional (lower) percentages of compensation in excess of 30 years, up to a maximum of 10 years. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit were also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the plan on December 31, 1995 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before January 1, 2011, and do not elect to commence benefits before the earlier of age 55 and completion of 10 years' service, or age 65.

All of the individuals listed in the Summary Compensation Table are "grandfathered" under the prior plan benefit formula. Since their estimated benefits under that formula are higher than under the cash balance plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 1997, based on the grandfathered continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):

PENSION PLAN TABLE

                                     Years of Service
              --------------------------------------------------------------
Remuneration     15         20         25         30         35         40
----------    -------    -------    -------    -------    -------    -------
$   50,000    $10,838    $14,450    $18,063    $21,676    $23,763    $25,850
   100,000     23,774     31,699     39,624     47,549     52,073     56,598
   150,000     36,713     48,950     61,188     73,426     80,388     87,350
   200,000     49,649     66,199     82,749     99,299    108,698    118,098
   250,000     62,586     83,448    104,310    125,172    137,009    148,847
   300,000     75,524    100,699    125,874    151,049    165,323    179,598
   400,000    101,399    135,199    168,999    202,799    221,948    241,098
   500,000    127,274    169,699    212,124    254,549    278,573    302,598
   600,000    153,149    204,199    255,249    306,299    335,198    364,098
   700,000    179,024    238,699    298,374    358,049    391,823    425,598
   800,000    204,899    273,199    341,499    409,799    448,448    487,098
   900,000    230,774    307,699    384,624    461,549    505,073    548,598
 1,000,000    256,649    342,199    427,749    513,299    561,698    610,098
 1,100,000    282,524    376,699    470,874    565,049    618,323    671,598
 1,200,000    308,399    411,199    513,999    616,799    674,948    733,098

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans, with the exception of the $50,000 bonus for nuclear performance awarded to Mr. Grigg. Mr. Abdoo, Mr. Grigg, Ms. Krause, Mr. Baker and Mr. Porter currently have 22, 27, 19, 6 and 28 credited years of service, respectively.

OTHER RETIREMENT BENEFITS. Designated officers of WEC and WE participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (a) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; (b) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected; and (c) an amount for certain participants equal to the difference between the actual pension benefit payable under the pension retirement plan and what the pension benefit would be if calculated under the prior benefit formula in effect on December 31, 1988. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and WE have entered into agreements with Mr. Abdoo and Mr. Baker, respectively, who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula. According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25. According to Mr. Baker's agreement, Mr. Baker at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and Mr. Abdoo's and Mr. Baker's agreements. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, mandatory lump sum payouts without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of WEC common stock (including phantom common stock) of each director, nominee and the executive officers listed in the Summary Compensation Table as of February 27, 1998. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and Wisconsin Electric's 401(k) plan.

                     Number of                                    Number of
Name                 Shares (1)     Name                          Shares (1)
------------------   ----------     --------------------------    ----------
Richard A. Abdoo       27,782       Geneva B. Johnson                3,548
John F. Ahearne         1,145       Kristine M. Krause               6,013
Calvin H. Baker         7,422       John N. MacDonough                 100
John F. Bergstrom       5,999       David K. Porter                 11,277
Robert A. Cornog        5,159       Frederick P. Stratton, Jr.       7,614
Richard R. Grigg        5,322

All above-named individuals and other executive officers as a group
   (14 persons)                                                     99,455 (2)

(1) Includes share units held in the WEC phantom common stock account under WEC's Directors' Deferred Compensation Plan or Executive Deferred Compensation Plan as follows: Mr. Abdoo (9,160), Mr. Baker (3,441), Mr. Bergstrom (2,999), Mr. Cornog (1,782), Mr. Grigg (581), Mrs. Johnson (994), Ms. Krause (194),
Mr. Porter (354), and Mr. Stratton (2,214). Share units are intended to reflect the performance of WEC common stock and are payable in cash.

(2) Amount is less than 1% of total WEC common stock outstanding.

Each person has sole voting and investment power as to all shares listed for such person (other than phantom shares) except that the following persons have shared voting and/or investment power as to the indicated number of shares so listed: Mr. Baker (314), Mr. Cornog (150), Ms. Krause (2,098), Mr. Stratton (3,000) and all above-named directors and officers and other executive officers as a group (6,006).

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return, including reinvested dividends, over five years had $100 been invested at the close of business on December 31, 1992 in each of (i) WEC common stock, (ii) the Standard & Poor's ("S&P") 500 Index, (iii) a Peer Group Index and (iv) the Edison Electric Institute 100 Index of Investor-Owned Electrics ("EEI 100"). Peer return is weighted by market capitalization at the beginning of each period for which a return is indicated.

In view of the number of completed and pending mergers involving peer group companies, the potential for further industry consolidation and changes in lines of business of certain of the peer group companies, the Peer Group Index no longer provides an accurate measure of WEC peer performance. Although cumulative returns are shown for both indices on the following graph, the EEI 100 will replace the Peer Group Index in future comparisons. The EEI 100 is a published industry index comprised of investor-owned utilities providing primarily electric and natural gas services. The EEI 100 is considered to be a broad measure of industry performance.

The companies in the Peer Group Index are: Baltimore Gas & Electric Company, Boston Edison Company, Cinergy Corp., DPL Inc., DQE Inc., Enova Corporation, Florida Progress Corporation, New Century Energies, New England Electric System, NIPSCO Industries, Inc., Northern States Power Company, Pinnacle West Capital Corporation, Potomac Electric Power Company, SCANA Corporation, TECO Energy, Inc., Union Electric Company, WPS Resources Corporation and WPL Holdings, Inc. The Cincinnati Gas & Electric Company, Public Service Company of Colorado, and San Diego Gas & Electric Company merged with companies not in the peer group and subsequently were replaced by their parent companies:
Cinergy Corp., New Century Energies and Enova Corporation, respectively, as members of WEC's Peer Group Index. WEC is not in the Peer Group Index.

Additional, more detailed information about earnings is included in the Appendix to this proxy statement.










                         [PERFORMANCE GRAPH APPEARS HERE]

                         FIVE-YEAR CUMULATIVE TOTAL RETURN

                          Value of Investment at Year-End

           12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
---------- --------   --------   --------   --------   --------   --------
WEC          $100      $109       $108        $135       $125       $142
S&P 500      $100      $110       $112        $153       $189       $252
Peer Group   $100      $114       $106        $143       $148       $186
EEI 100      $100      $111        $98        $129       $130       $166

1999 ANNUAL MEETING

DIRECTOR CANDIDATES. The Nominating and Board Affairs Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating and Board Affairs Committee for election at the 1999 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary not later than August 19, 1998. The Bylaws state that directors shall be stockholders of WEC.

STOCKHOLDER PROPOSALS. Stockholders wishing to submit written proposals for inclusion in the proxy statement for the 1999 Annual Meeting must send the proposals to WEC's Corporate Secretary so as to be received on or before December 4, 1998.

NOMINATIONS OR PROPOSALS FROM THE FLOOR. Stockholders wishing to propose any floor nominations for director or floor proposals at the 1999 Annual Meeting must provide notice and submit certain other documentation as required by WEC's Bylaws to WEC's Corporate Secretary to be received at least 70 days and not more than 100 days prior to the scheduled date of the 1999 Annual Meeting.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Thomas H. Fehring, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201. In lieu of providing all stockholders with an Annual Report, the WEC consolidated financial statements and certain other information found in the Form 10-K is included in Appendix A to this proxy statement.










                        Wisconsin Energy Corporation



                                 APPENDIX A


                        ANNUAL FINANCIAL STATEMENTS
                          and REVIEW of OPERATIONS

                      SELECTED FINANCIAL AND OPERATING DATA

                                     WISCONSIN ENERGY CORPORATION
                                 CONSOLIDATED SELECTED FINANCIAL DATA

  ===============================================================================================
            Financial                     (Thousands of Dollars except for per share amounts)
  -----------------------------      ------------------------------------------------------------
  Year Ended December 31                1997         1996        1995        1994         1993
  ----------------------             ----------   ----------  ----------  ----------   ----------
  Net income                         $   60,716*  $  218,135  $  234,034  $  180,868** $  190,135
  Earnings per share of common
   stock ($; basic and diluted)            0.54*        1.97        2.13        1.67**       1.80
  Dividends per share
   of common stock ($)                    1.535       1.5075       1.455     1.39625      1.34125

  Operating revenues
   Electric                          $1,412,115   $1,393,270  $1,437,480  $1,403,562   $1,347,844
   Gas                                  355,172      364,875     318,262     324,349      331,301
   Steam                                 22,315       15,675      14,742      14,281       14,090
                                     ----------   ----------  ----------  ----------   ----------
  Total operating revenues           $1,789,602   $1,773,820  $1,770,484  $1,742,192   $1,693,235
                                     ==========   ==========  ==========  ==========   ==========
  At December 31
   Total assets                      $5,037,684   $4,810,838  $4,560,735  $4,408,259   $4,270,592
   Long-term debt and preferred
    stock - redemption required      $1,532,405   $1,416,067  $1,367,644  $1,283,686   $1,300,781
  -----------------------------------------------------------------------------------------------
  Sales and Customers - Utility         1997         1996        1995        1994         1993
  -----------------------------      ----------   ----------  ----------  ----------   ----------
  Electric
   Megawatt-hours sold               27,671,946   27,560,428  27,283,869  26,911,363   25,685,436
   Customers (end of year)              978,835      968,735     955,616     944,855      932,285

  Gas
   Therms delivered (Thousands)         980,730      936,894     886,729     811,219      809,348
   Customers (end of year)              376,732      367,275     357,030     347,080      336,571

  Steam
   Pounds sold (Millions)                 3,161        2,705       2,532       2,395        2,376
   Customers (end of year)                  474          465         473         471          459
  ===============================================================================================

                                 CONSOLIDATED QUARTERLY FINANCIAL DATA

  ===============================================================================================
                                              (Thousands of Dollars except for per share amounts)
                                              ---------------------------------------------------
                                                      March                         June
  Three Months Ended                             1997        1996            1997*         1996
  ------------------                          ---------   ---------        ---------    ---------
  Total operating revenues                    $ 510,383   $ 495,457        $ 403,214    $ 401,686
  Operating income                               65,637      85,145           31,716       68,382
  Net income                                     45,069      62,804          (10,632)      45,554
  Earnings per share of common
   stock ($; basic and diluted)                    0.40        0.57            (0.09)        0.41
  -----------------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------------
                                                    September                      December
  Three Months Ended                             1997        1996            1997*         1996
  ------------------                          ---------   ---------        ---------    ---------
  Total operating revenues                    $ 400,614   $ 398,801        $ 475,391    $ 477,876
  Operating income                               46,441      76,693           55,665       75,624
  Net income                                     23,975      53,430            2,304       56,347
  Earnings per share of common
   stock ($; basic and diluted)                    0.21        0.48             0.02         0.51
  ===============================================================================================

  Quarterly results of operations are not directly comparable because of seasonal and other factors.
  See Management's Discussion and Analysis of Financial Condition and Results of Operations.

  *  Includes May 1997 nonrecurring $30.7 million charge ($18.8 million net of tax or $.17 per share)
     to write-off deferred merger costs related to the terminated merger agreement with Northern States
     Power Company and the December 1997 $30.0 million write-down ($.16 per share) of equipment purchased for the Kimberly Cogeneration Project.

  ** Includes 1994 nonrecurring $73.9 million charge ($45 million net of tax or $.42 per share) for Wisconsin
     Electric Power Company's restructuring program.
  /TABLE

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wisconsin Energy Corporation ("WEC" or the "Company") is a holding company whose principal subsidiary is Wisconsin Electric Power Company ("WE"), an electric, gas and steam utility. As of December 31, 1997, approximately 93% of WEC's consolidated total assets were attributable to WE. The following discussion and analysis of financial condition and results of operations includes both WEC and WE unless otherwise stated.

WISCONSIN NATURAL GAS COMPANY:     On January 1, 1996, WEC merged its natural
gas utility subsidiary, Wisconsin Natural Gas Company ("WN"), into WE to form a single combined utility subsidiary. The accounting treatment for this merger was similar to that which would result from a pooling of interests. Where applicable, references to WE include WN's gas operations prior to the merger.

CAUTIONARY FACTORS:     A number of forward-looking statements are included in
this document. When used, the terms "anticipate", "believe", "estimate", "expect", "objective", "plan", "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the items described below under "Factors Affecting Results of Operations" and under "Cautionary Factors."


                             RESULTS OF OPERATIONS

See "Note L - Information By Segments of Business" in the Notes To Financial Statements for additional information related to WEC's and WE's results of operations.


EARNINGS

1997 COMPARED TO 1996:     Compared to 1996's consolidated net income of
$218 million and earnings per share of $1.97, WEC's consolidated net income and earnings per share were $61 million and $0.54 per share, respectively, during 1997. WE's earnings decreased from $210 million in 1996 to $69 million in 1997. As described below, 1997 earnings decreased primarily due to
(1) significantly higher fuel and purchased power expenses, (2) increased other operation and maintenance expenses, (3) higher depreciation expense,
(4) a write-off in the second quarter of 1997 of deferred costs related to WEC's terminated merger agreement with Northern States Power Company, a Minnesota corporation ("NSP"), (5) an impairment charge in the fourth quarter of 1997 for the write-down to fair value of WE's Kimberly cogeneration equipment, and (6) retail electric and gas rate decreases that became effective in February 1997.

1996 COMPARED TO 1995:     WEC's consolidated net income and earnings per
share of common stock decreased in 1996 compared to 1995. WEC's consolidated net income and earnings per share were $234 million and $2.13 per share, respectively, during 1995. During 1996, WE's earnings decreased $29 million from $239 million in 1995. As described below, WEC's and WE's 1996 earnings decreased primarily because 1996 retail electric and gas rate decreases more than offset the favorable impact of increases in electric sales and gas deliveries and decreases in certain operating expenses.


ELECTRIC REVENUES, GROSS MARGINS AND SALES

The table that follows in this section summarizes electric operating revenues, gross margins, megawatt-hour sales and average electric customers for each of the three years ended December 31, 1997.

1997 COMPARED TO 1996:     Primarily due to a fuel surcharge in WE's Wisconsin
electric retail jurisdiction, effective May 24, 1997, total electric operating revenues increased by $18.8 million during 1997 compared to 1996. Revenues from the fuel surcharge offset the impact on electric operating revenues of a Wisconsin retail electric rate decrease, effective February 18, 1997, of $7.4 million or 0.6% on an annualized basis.

The gross margin on electric operating revenues (total electric operating revenues less fuel and purchased power expenses) decreased by $93.9 million primarily due to significantly higher fuel and purchased power expenses during 1997. Fuel and purchased power expenses increased by $112.8 million during 1997 compared to 1996 as a result of (1) ongoing extended outages at Point Beach Nuclear Plant ("Point Beach"), (2) an extended maintenance outage at Oak Creek Power Plant ("Oak Creek") that was concluded in June 1997, (3) delayed commercial operation of contractual generating capacity from LSP-Whitewater Limited Partnership ("LS Power"), and (4) higher costs per megawatt-hour of power purchases due to regional generation outages. During 1997, WE replaced its lost generating capacity with higher cost generation and with a 218% increase in megawatt-hours of power purchases. Partially offsetting the increased 1997 fuel and purchased power expenses, WE recorded $24.1 million of revenues as a result of the fuel surcharge: $15.1 million of 1997 collections and an additional $9.3 million accrued in December 1997 that are expected to be recovered during the first quarter of 1998. For further information concerning the 1997 fuel surcharge and the extended outages at Point Beach, see "Rates and Regulatory Matters" and "Nuclear Matters," respectively, below under "Factors Affecting Results of Operations."

  =========================================================================================================
                                                                    % Change                      % Change
                                                                      1996                          1995
  Electric Operations                   1997             1996        to 1997           1995        to 1996
  ------------------------------     ----------       ----------    ---------       ----------    ---------
  Electric Gross Margin ($000's)
    Operating Revenues
      Residential                    $  487,219       $  494,142      (1.4%)        $  507,416      (2.6%)
      Small Commercial/Industrial       430,193          421,511       2.1%            423,039      (0.4%)
      Large Commercial/Industrial       402,684          383,047       5.1%            401,794      (4.7%)
      Other-Retail/Municipal             55,246           56,318      (1.9%)            69,318     (18.8%)
      Resale-Utilities                   24,538           26,372      (7.0%)            24,811       6.3%
      Other Operating Revenues           12,235           11,880       3.0%             11,102       7.0%
                                     ----------       ----------                    ----------
    Total Operating Revenues          1,412,115        1,393,270       1.4%          1,437,480      (3.1%)
    Fuel & Purchased Power
      Fuel                              311,966          295,651       5.5%            303,553      (2.6%)
      Purchased Power                   132,689           36,216     266.4%             41,834     (13.4%)
                                     ----------       ----------                    ----------
    Total Fuel & Purchased Power        444,655          331,867      34.0%            345,387      (3.9%)
                                     ----------       ----------                    ----------
  Gross Margin                       $  967,460       $1,061,403      (8.9%)        $1,092,093      (2.8%)
                                     ==========       ==========                    ==========
  Sales (Mwh)
    Residential                       6,863,569        6,998,769      (1.9%)         7,042,691      (0.6%)
    Small Commercial/Industrial       7,433,087        7,204,694       3.2%          7,047,277       2.2%
    Large Commercial/Industrial      11,021,476       10,785,505       2.2%         10,639,782       1.4%
    Other-Retail/Municipal            1,412,623        1,476,999      (4.4%)         1,550,937      (4.8%)
    Resale-Utilities                    941,191        1,094,461     (14.0%)         1,003,182       9.1%
                                     ----------       ----------                    ----------
  Total Electric Sales               27,671,946       27,560,428       0.4%         27,283,869       1.0%
                                     ==========       ==========                    ==========
  Average Customers
    Residential                         876,776          867,917       1.0%            857,924       1.2%
    Small Commercial/Industrial          93,259           91,565       1.9%             90,386       1.3%
    Large Commercial/Industrial             714              706       1.1%                679       4.0%
    Other-Retail/Municipal                1,811            1,812       0.0%              1,809       0.2%
    Resale-Utilities                         33               20      65.0%                 12      66.7%
                                     ----------       ----------                    ----------
  Total Average Customers               972,593          962,020       1.1%            950,810       1.2%
                                     ==========       ==========                    ==========
  =========================================================================================================

Total electric sales increased by 111,000 megawatt-hours ("Mwh") during 1997 compared to 1996. Increased 1997 sales to small commercial/industrial and to large commercial/industrial customers were offset by decreased sales to customers in the residential, the other-retail/municipal and the resale-utilities customer classes.

Total 1997 electric sales were positively impacted by growth in the number of customers in the residential, the small commercial/industrial and especially in the large commercial/industrial customer classes and by increased use per customer by small and by large commercial/industrial customers. Cooler weather during the summer of 1997 compared to the summer of 1996, however, primarily contributed to lower use per residential customer and to the decrease in 1997 residential electric sales. Electric energy sales to the Empire and Tilden ore mines ("Mines"), WE's two largest retail electric customers, decreased by 5.4% to 2,242,000 Mwh in 1997 compared to 2,369,000 Mwh in 1996. Excluding the Mines, total electric sales increased 1.0% and sales to the remaining large commercial/industrial customers increased 4.3% between the comparative periods.

1997 sales in the other-retail/municipal customer class decreased compared to 1996 primarily due to the continued phase out in 1997 of firm requirements contracts totaling 12.5 megawatts ("MW") with two wholesale customers and a reduction of 30 MW in contractual requirements nominations during 1997 by Wisconsin Public Power Inc. ("WPPI"), WE's largest municipal wholesale customer. This customer has been reducing its purchases from WE over the past few years subsequent to acquiring generating capacity and expanding use of its existing generating facilities. Sales for resale to other utilities, the resale-utilities customer class, decreased primarily as a result of reduced opportunity sales caused by the Point Beach and Oak Creek outages mentioned above.

1996 COMPARED TO 1995:     Primarily as a result of annualized retail electric
rate decreases, effective January 1, 1996, of $33.4 million or 2.8% in Wisconsin and $1.1 million or 3.3% in Michigan, total electric operating revenues decreased by $44.2 million during 1996 compared to 1995. Also contributing to the 1996 decrease in electric operating revenues were the effects of renegotiated contracts with various wholesale customers and with the Mines, as well as continued reductions in sales to WE's largest municipal and utility wholesale customers. The renegotiated wholesale and mine contracts contain discounts from previous rates charged to these customers in exchange for contract extensions. An increase in total 1996 electric kilowatt-hour sales was not sufficient to offset the impact on electric operating revenues of the rate decreases, the renegotiated contracts and the reduced sales to the wholesale customers.

Between the comparative periods, the gross margin on electric operating revenues decreased by $30.7 million. The lower 1996 electric operating revenues more than offset lower net 1996 fuel and purchased power expenses. Fuel expenses declined in 1996 primarily due to lower average coal costs per ton consumed. Between the comparative periods, purchased power expense decreased as WE substituted lower cost generation for power purchases.

Residential sales declined during 1996 compared to 1995 because an increase in the average number of residential customers during 1996 was more than offset by a decrease in the average electric usage per residential customer as a result of cooler weather during the summer of 1996. Small commercial/ industrial sales increased during 1996 compared to 1995 as a result of a 1996 increase in the average number of small commercial/industrial customers. Electric energy sales to the Mines increased by 3.2% or 73,000 Mwh in 1996 from 2,296,000 Mwh in 1995. Excluding the Mines, total electric sales increased 0.8% and sales to the remaining large commercial/industrial customers increased 0.9% between the comparative periods.

Sales to the other-retail/municipal customer class decreased in 1996 compared to 1995 largely due to ongoing reductions in sales to WPPI as noted above. Sales of electric energy to other utilities (the resale-utilities customer class), representing 4.0% of total 1996 electric energy sales, increased in 1996 in part due to increased availability during 1996 of WE's lowest cost generating units and in part due to greater native load demand as a result of the hot weather during the summer of 1995. These factors allowed for higher comparative opportunity sales by WE to other utilities in 1996. During 1996, a continued reduction in purchases of electricity by Upper Peninsula Power Company, an independent investor-owned utility, somewhat offset the increase in resale sales to other utilities during 1996. WE expects this customer to significantly reduce its purchases of electric energy from WE when a 65 MW agreement with WE expires at the end of 1997.


GAS REVENUES, GROSS MARGINS AND THERM DELIVERIES

The table that follows in this section summarizes gas operating revenues, gross margins, therm deliveries and average gas customers for each of the three years ended December 31, 1997.

1997 COMPARED TO 1996:     Total gas operating revenues decreased by
$9.7 million during 1997 compared to 1996. The gross margin on gas operating revenues (total gas operating revenues less cost of gas sold) decreased by $9.3 million between the comparative periods. Total gas operating revenues and gross margin declined primarily due to an annualized gas retail rate decrease, effective February 18, 1997, of $6.4 million or 2.0% and to decreased therm deliveries to residential and commercial/industrial customers. These customers are more sensitive to weather variations as a result of heating requirements and contribute higher margins to earnings than other customer classes. Other operating revenues reflect adjustments for over and under collection of gas costs included in operating revenues from gas sales.

Cost of gas sold was unchanged between the comparative periods. An 8.4% increase in 1997 in the per unit cost of purchased gas was offset by a 7.9% decrease in total gas purchases during 1997. WE arranges for its own gas supply contracts with terms of various lengths. Changes in the cost of natural gas purchased at market prices are included in customer rates through the purchased gas adjustment mechanism and do not affect gross margin. See "Rates and Regulatory Matters" below in "Factors Affecting Results of Operations" for additional information concerning the purchased gas adjustment mechanism.

Total natural gas therm deliveries increased by 46,782,000 therms in 1997 compared to 1996. Decreased deliveries to the residential, the commercial/ industrial and the interruptible customer classes during 1997 were more than offset by increased interdepartmental deliveries to WE-owned gas-fired generating facilities and increased deliveries of transported - customer owned gas.

  =========================================================================================================
                                                                    % Change                      % Change
                                                                      1996                          1995
  Gas Operations                          1997           1996        to 1997           1995        to 1996
  ------------------------------       ----------     ----------    ---------       ----------    ---------
  Gas Gross Margin ($000's)
    Operating Revenues
      Residential                      $  221,968     $  218,811       1.4%         $  194,226      12.7%
      Commercial/Industrial               113,609        108,100       5.1%             94,482      14.4%
      Interruptible                         8,970         11,531     (22.2%)             7,712      49.5%
      Interdepartmental                     3,096          3,050       1.5%              5,052     (39.6%)
                                       ----------     ----------                    ----------
        Total Gas Sales                   347,643        341,492       1.8%            301,472      13.3%
      Transported Customer Owned Gas       11,295         11,006       2.6%             12,161      (9.5%)
      Transported - Interdepartmental       2,105            725     190.3%                782      (7.3%)
      Other Operating Revenues             (5,871)        11,652    (150.4%)             3,847     202.9%
                                       ----------     ----------                    ----------
    Total Operating Revenues              355,172        364,875      (2.7%)           318,262      14.6%
    Cost of Gas Sold                      233,877        234,254      (0.2%)           188,764      24.1%
                                       ----------     ----------                    ----------
  Gross Margin                         $  121,295     $  130,621      (7.1%)        $  129,498       0.9%
                                       ==========     ==========                    ==========
  Therms Delivered (000's)
    Residential                           347,859        371,990      (6.5%)           345,140       7.8%
    Commercial/Industrial                 211,453        225,169      (6.1%)           207,358       8.6%
    Interruptible                          24,532         35,869     (31.6%)            29,397      22.0%
    Interdepartmental                       9,696         11,280     (14.0%)            21,250     (46.9%)
                                       ----------     ----------                    ----------
      Total Gas Sales                     593,540        644,308      (7.9%)           603,145       6.8%
    Transported Customer Owned Gas        313,466        268,163      16.9%            261,361       2.6%
    Transported - Interdepartmental        76,670         24,423     213.9%             22,223       9.9%
                                       ----------     ----------                    ----------
  Total Gas Delivered                     983,676        936,894       5.0%            886,729       5.7%
                                       ==========     ==========                    ==========
  Average Customers
    Residential                           339,002        330,153       2.7%            321,643       2.7%
    Commercial/Industrial                  30,594         29,936       2.2%             29,230       2.4%
    Interruptible                             170            190     (10.5%)               203      (6.4%)
    Interdepartmental                           2              4     (50.0%)              -           -
                                       ----------     ----------                    ----------
      Total Sales Customers               369,768        360,283       2.6%            351,076       2.6%
    Transportation                            254            230      10.4%                209      10.1%
    Transportation - Interdepartmental          5              4      25.0%                  6     (33.3%)
                                       ----------     ----------                    ----------
  Total Average Customers                 370,027        360,517       2.6%            351,291       2.6%
                                       ==========     ==========                    ==========
  =========================================================================================================

Despite an increase in the average number of residential and commercial/ industrial customers during 1997 compared to 1996, deliveries to these two customer classes decreased between the comparative periods primarily due to warmer weather during the 1997 heating seasons compared to the same periods during 1996. Therm deliveries to interruptible customers decreased during 1997 compared to 1996 due to a decrease in the average number of interruptible customers and in the average therm use per interruptible customer during 1997.

Deliveries of transported - customer owned gas increased by 45,303,000 therms during 1997 compared to 1996 due to an increase in the average number of transport customers and to an increase in the average therm use per transport customer. During 1997, a number of sales customers switched to become transportation customers. Also, increased deliveries of transported - customer owned gas in 1997 reflect start-up of commercial operations of LS Power's gas-fired cogeneration facility, located within WE's gas service territory, in September 1997.

WE delivers natural gas to WE generating facilities, including the Concord and Paris Generating Stations ("Concord" and "Paris"), at rates approved by the Public Service Commission of Wisconsin ("PSCW"). Due to the Point Beach and Oak Creek outages noted above, WE substituted generation at Concord and Paris, natural gas-fired peak generating plants, resulting in a 142% or 50,663,000 therm increase in total 1997 interdepartmental deliveries compared to 1996. Excluding interdepartmental deliveries, total 1997 therm deliveries decreased 0.8% compared to 1996.

1996 COMPARED TO 1995:     Despite an annualized $8.3 million or 2.6%
Wisconsin retail gas rate decrease, effective January 1, 1996, total gas operating revenues increased by $46.6 million and the gross margin on gas operating revenues increased by $1.1 million during 1996 compared to 1995. An increase in total therm deliveries during 1996 more than offset the impact of the rate decrease on gas operating revenues and on gross margin.

Gross margin was higher in 1996 because the increased therm deliveries were primarily to residential and commercial customers, who contribute higher margins to earnings than other customer classes. The cost of gas sold increased in 1996 compared to 1995 due to a higher 1996 per unit cost of purchased gas and to a higher volume of gas purchases in 1996. Changes in the cost of natural gas do not affect gross margin.

Total natural gas therm deliveries increased by 50,165,000 therms in 1996 compared to 1995. Residential and commercial/industrial sales increased in 1996 in part due to colder weather during the 1996 heating seasons and in part due to an increase in 1996 in the average number of customers in these two customer classes.

Total interdepartmental therm deliveries decreased 17.9% or by 7,770,000 therms during 1996 compared to 1995. These therm deliveries to WE electric generating facilities, primarily Concord and Paris, decreased in 1996 as a result of the significantly cooler summer weather in 1996 compared to 1995 discussed above in "Electric Revenues, Gross Margins and Sales." Excluding interdepartmental deliveries, total 1996 therm deliveries increased 6.9% compared to 1995.

For further information concerning WE's 1996 and 1997 rate orders, see "Rates and Regulatory Matters" below under "Factors Affecting Results of Operations."


OPERATING EXPENSES

1997 COMPARED TO 1996:     During 1997, other operation and maintenance
expenses increased 9.6% or by $47.6 million compared to 1996, including a $33.3 million increase in non-fuel nuclear expenses, an $8.1 million increase in transmission system expenses and a $10.8 million increase in administrative and general expenses. Non-fuel nuclear expenses increased during 1997 due to extended and unscheduled generating unit outages at Point Beach and due to efforts by WE's nuclear operations to strengthen plant performance and address concerns identified by the United States Nuclear Regulatory Commission ("NRC"). During 1997, transmission expenses increased due to significantly higher 1997 power purchases, and administrative and general expenses increased primarily due to higher salaries and outside services employed. An
$11.3 million decrease in customer service expenses during 1997, primarily due to reduced conservation expenses, partially offset the higher 1997 other operation and maintenance expenses. Depreciation expense increased 17.2% or by $35.0 million between the comparative periods primarily due to higher depreciable plant balances in 1997 and to higher depreciation rates included in the PSCW's 1997 rate order. Total operating income taxes decreased 54.4% or by $68.8 million in 1997 as a result of lower taxable income.

As of December 31, 1997, WE has deferred $18 million of nuclear non-fuel operation and maintenance costs under authority granted by the PSCW in July 1997. The PSCW has not yet decided how these costs will be treated for rate making purposes. For further information concerning WE's deferred nuclear non-fuel operation and maintenance costs, see "Note F - Nuclear Operations" in the Notes to Financial Statements.

1996 COMPARED TO 1995:     During 1996, other operation expenses decreased
0.9% or by $3.7 million compared to 1995, primarily due to lower capitalized conservation, property insurance and pension and benefit expenses, partially offset by increased uncollectible expenses. Maintenance expense decreased 8.3% or by $9.4 million in 1996 compared to 1995, primarily as a result of a decrease in costs associated with maintenance of WE's fossil power plants. WE attributes the decrease in maintenance to an extended outage at WE's Pleasant Prairie Power Plant ("Pleasant Prairie") in 1995 as well as to continued efforts to reduce operating and maintenance costs. Depreciation expense increased 10.3% or by $18.9 million between the same comparative periods primarily due to increased nuclear decommissioning expenses and to a lesser extent to higher depreciable plant balances in 1996. During 1996, operating taxes other than income taxes increased 4.1% or by $3.1 million compared to 1995 due to tax adjustments related to prior periods. Total operating income taxes decreased 10.2% or by $14.4 million in 1996 compared to 1995 as a result of lower taxable income.


OTHER ITEMS

1997 COMPARED TO 1996:     In the second quarter of 1997, WEC recorded a
$30.7 million charge ($18.8 million net of tax or approximately 17 cents per share) to write off deferred merger costs related to the terminated merger agreement with NSP, of which approximately $21.9 million was attributable to WE. During 1997, WEC also recorded $1.3 million of merger expenses related to the pending acquisition by WEC of ESELCO, Inc. For further information concerning the terminated merger with NSP and the pending acquisition of ESELCO, Inc., see "Note B - Mergers" in the Notes to Financial Statements.

Compared to 1996, WEC's miscellaneous net other income and deductions decreased $45 million during 1997 of which $33.9 million was attributable to WE. Based upon the results of a discounted cash flow analysis for a pending project that would utilize WE's Kimberly cogeneration equipment, WE recorded a $30.0 million impairment charge ($18.4 million net of tax or 16 cents per share) in December 1997 for the equipment. For further information concerning the Kimberly cogeneration equipment, see "Note M -Commitments and Contingencies" in the Notes to Financial Statements. During 1997, miscellaneous net other income and deductions also decreased due to increased 1997 charitable contributions by WE and due to fair market valuation adjustments of non-utility investments.

Interest income increased 34.8% or by $6.3 million during 1997 compared to 1996 primarily due to increased earnings on WE's decommissioning trust fund. Interest charges on long-term debt increased 6.9% or by $7.1 million between the comparative periods as a result of increased average outstanding long-term debt, primarily at WE, during 1997.

1996 COMPARED TO 1995:     Excluding the annual $10.9 million impact of a 1996
change in accounting for capitalized conservation expenditures at WE, miscellaneous net other income and deductions increased $14.9 million in 1996 compared to 1995. The change in accounting more than offset a 1996 increase in non-utility miscellaneous net other income and deductions of $13.4 million compared to 1995. This $13.4 million increase was primarily due to fair market valuation adjustments of non-utility investments and the gain recorded on sales of non-utility property and investments.

Other interest charges decreased by $5.0 million in 1996 compared to 1995 due to lower average outstanding short-term debt balances during 1996, primarily at WE.


                   FACTORS AFFECTING RESULTS OF OPERATIONS

MERGERS

NORTHERN STATES POWER COMPANY:     On May 16, 1997, the Boards of Directors of
WEC and NSP agreed to terminate the Agreement and Plan of Merger which provided for a business combination of WEC and NSP to form Primergy Corporation. As a result, WEC recorded a $30.7 million charge in the second quarter of 1997 ($18.8 million net of tax or approximately 17 cents per share) to write off deferred transaction costs and costs to achieve the merger, of which approximately $21.9 million was attributable to WE.

ESELCO, INC.:     On May 13, 1997, WEC and ESELCO, Inc., parent company of
Edison Sault Electric Company ("Edison Sault"), entered into an Agreement and Plan of Reorganization setting forth the terms of the proposed acquisition of ESELCO, Inc. by WEC. On October 7, 1997, the shareholders of ESELCO, Inc. voted to approve the proposed transaction. During 1997, WEC recorded
$1.3 million of related merger expenses. WEC expects to complete the proposed acquisition as soon as practicable during 1998 upon receipt of all appropriate regulatory approvals and upon fulfillment of other customary conditions. For additional information concerning the proposed acquisition, see "Electric Sales and Gas Deliveries Outlook" below. Unless otherwise noted, information and descriptions contained in this document do not consider the impact of the proposed acquisition of ESELCO, Inc.

For further information concerning the terminated merger with NSP and the pending acquisition of ESELCO, Inc., see "Note B - Mergers" in the Notes to Financial Statements.


NUCLEAR MATTERS

POINT BEACH NUCLEAR PLANT:     WE operates two approximately 500 megawatt
electric generating units at Point Beach. During 1997, 1996 and 1995, Point Beach provided 6%, 24% and 25% of WE's net electric energy supply, respectively. The NRC licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

On January 27, 1997, the NRC notified WE of a declining trend in performance at Point Beach. The NRC issues trend letters to provide early notification of declining performance and to allow a utility, under the watchfulness of the NRC, to take early corrective actions. During 1997, WE undertook a comprehensive effort to address NRC concerns and to take advantage of industry best practices to further strengthen performance at the plant. On January 21, 1998, the NRC rescinded its declining trend letter and informed WE "that the corrective actions [being taken by WE] have been effective in addressing [the NRC's] concerns and that the adverse trends in performance at Point Beach have been arrested."

WE returned Point Beach Unit 2 to service in August 1997 following an extended outage that began in October 1996 to replace the unit's steam generators.
Unit 2 was taken out of service from mid-November 1997 through early February 1998 and has experienced several other unplanned shutdowns in the past six months to address various equipment issues. WE plans to begin its first 18-month fuel cycle with Unit 2's September 1998 refueling outage. For additional information concerning the Unit 2 steam generator replacement, see "Investing Activities" below in "Liquidity and Capital Resources."

Point Beach Unit 1 was taken out of service in February 1997 due to equipment problems. WE decided to keep Unit 1 out of service to allow Point Beach staff to focus their attention on the work necessary to bring Unit 2 back to service. During the summer of 1997, WE replaced two low pressure turbines in Unit 1 which increased its dependable generating capability from 500 to 510 megawatts. WE returned Unit 1 to service from December 1997 through mid-February 1998, when it began a scheduled refueling outage that is expected to be completed in May 1998.

Additional unplanned shutdowns of Units 1 or 2 may be necessary as WE continues to thoroughly review facility design, to improve adherence to NRC requirements, and to complete regulatory commitments. WE expects the reliability of the units to improve toward historical levels as these efforts progress. Projected fuel costs, filed by WE with the PSCW as part of the 1998 Test Year data, reflect anticipated lower availability of Point Beach during this period of time. For additional information concerning the 1998 Test Year, see "Rates and Regulatory Matters" below.

In early October 1996, the NRC requested all nuclear reactor licensees in the United States to describe the processes used to ensure the adequacy and integrity of the licensees' design bases for their plants and to ensure the plants continue to be operated and maintained in accordance with the design bases. WE responded to the NRC in February 1997. Currently, the NRC is performing engineering inspections of various nuclear generating stations in the United States, with a focus on design and design basis. The NRC may perform such an inspection of Point Beach in the future but has not scheduled one to date.

See "Note F - Nuclear Operations" in the Notes to Financial Statements for information concerning WE's deferral during 1997 of approximately $18 million of nuclear non-fuel O&M costs in excess of those included in 1997 rates.

SPENT FUEL STORAGE AND DISPOSAL:     WE currently has sufficient space in the
spent fuel pool at Point Beach to complete the fall 1998 Unit 2 and spring 1999 Unit 1 refueling outages before the pool is full in its current configuration. In response to reduced spent fuel pool storage capacity, WE completed construction of an Independent Spent Fuel Storage Installation ("ISFSI") in 1995 for the temporary dry storage of spent fuel at Point Beach. The PSCW has authorized WE to load up to 12 casks with spent fuel and transfer the casks to the ISFSI. To date, WE has loaded two such casks and currently has two additional casks available for loading at Point Beach. WE estimates that, with implementation of 18-month fuel cycles, the remaining 10 authorized casks, and the remaining space in the spent fuel pool in its current configuration, it has sufficient temporary storage to complete the scheduled fall 2003 Unit 1 refueling outage.

As a result of the ignition of hydrogen gas during welding operations associated with loading a third cask at Point Beach in May 1996, WE discontinued cask loading until plans to prevent recurrence of such an event were developed and accepted by the NRC and until such plans are implemented. In September 1997, the NRC formally accepted WE's corrective actions and closed a confirmatory action letter concerning the hydrogen gas ignition which had halted cask loading.

In May 1997, the NRC sent WE another confirmatory action letter regarding concerns about the welding process for the casks being used at Point Beach as well as at two unaffiliated utilities. The letter prohibits the loading of additional casks until modified welding procedures are accepted by the NRC.
In August 1997, WE submitted a response to the NRC describing modifications to the welding procedures which address the NRC's concerns and documenting the conclusion that the two casks already loaded with spent fuel at Point Beach have not experienced weld problems. The NRC has since required that WE and the other users develop an ultrasonic inspection technique for the lid welds prior to lifting the May 1997 confirmatory action letter. WE expects to qualify this inspection technique by May 1998. WE hopes to be able to resume cask loading and to load two additional casks with spent fuel during the summer of 1998. WE is also evaluating alternative on-site temporary spent fuel storage options.

Temporary spent fuel storage alternatives are necessary at Point Beach until the United States Department of Energy ("DOE") takes ownership of and permanently removes the spent fuel under a contract with WE mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 ("Waste Act"). The DOE has indicated that it does not expect a permanent spent fuel repository to be available until at least 2010. In July 1996, the United States Court of Appeals for the District of Colombia circuit ("D.C. Appeals Court") ruled that the DOE had an unconditional obligation under the Waste Act to begin accepting spent fuel by January 31, 1998. However, in December 1996, the DOE notified owners of commercial nuclear plants that it would not be able to meet its statutory obligation. In November 1997, the D.C. Appeals Court ruled that utilities should seek damages per the provisions of the standard contract.
The DOE has indicated that it intends to pay such damages out of the Nuclear Waste Fund ("Waste Fund") and then simply offset such payments by increasing fees paid into the Waste Fund by the contracting utilities for construction of a permanent spent fuel repository. In January 1998, the DOE denied a petition of 27 utilities, including WE, to suspend and place in escrow future payments to the Waste Fund until the DOE complies with its reciprocal obligation to dispose of spent fuel. On January 31, 1998, the DOE breached its contract with WE by failing to begin removing spent fuel from Point Beach. In February 1998, WE joined other utilities in a motion to enforce the mandate of the D.C. Appeals Court in which the utilities seek an order (1) compelling the DOE to submit a detailed program for disposing of spent fuel from utilities,
(2) declaring that the utilities are relieved of their obligation to pay fees into the Waste Fund and are authorized to place such fees into escrow until the DOE commences with disposing of the spent fuel pursuant to its obligations under the Waste Act, and (3) precluding the DOE from using any fees paid into the Waste Fund to reimburse the utilities for any damages they have incurred as a result of DOE's breach of its obligations under the Waste Act. At this time, WE is unable to predict when the DOE will actually begin accepting spent nuclear fuel.

During 1997, the United States Senate and the United States House of Representatives each passed the Nuclear Waste Policy Act of 1997. The legislation would require the DOE to establish a temporary spent fuel repository in the State of Nevada until the permanent repository is available and to begin taking ownership from utilities and removing spent fuel as required by the Waste Act. Reconciliation of Senate and House versions of the bill are not yet resolved. President Clinton has threatened to veto any legislation that reaches his desk. The matter is pending.


ELECTRIC SYSTEM RELIABILITY MATTERS

WE experienced electricity supply shortages during the summer of 1997. While the circumstances on its system that contributed to these shortages are not expected to occur again during this year, WE is currently involved in the following actions to mitigate the risk of recurrence and to improve electric reliability in the region.

ADDITIONAL 250 MW OF CAPACITY:     In the fourth quarter of 1997, WE issued a
request for proposal for contracts for 250 MW of generation capacity to be built in eastern Wisconsin with an in-service date of June 1, 1999, if possible, but no later than June 1, 2000. In the request, WE proposed contracting for the power for three to eight years but will not own or operate the facility. WE anticipates that capacity proposed in the bidding process will largely be in the form of natural gas-fired facilities, but other types of facilities are also being considered. This new generation capacity, to be built in eastern Wisconsin, is expected to economically improve reliability in eastern Wisconsin. WE has received significant interest in the proposal.

COMBUSTION TURBINE INLET COOLERS:     On February 18, 1998, the PSCW approved
WE's application for authority to install inlet coolers at Concord and gave conditional approval for Paris subject to approval by the WDNR. WE anticipates WDNR approval in April 1998. WE expects that the inlet coolers, which are planned to be operational by the summer of 1999 or sooner, will boost generating capacity of these two WE plants by a combined total of approximately 110 MW. WE estimates that the inlet coolers for the two plants will cost a total of approximately $24 million during the 1998-1999 biennial period. The costs of these projects are included in anticipated construction expenditures described below in "Capital Requirements 1998-2002" under "Liquidity and Capital Resources."

ELECTRIC TRANSMISSION PROJECTS:     In October 1997, WE announced three
projects designed to increase the electric import capability into eastern Wisconsin and to improve electric system reliability. If approved by the PSCW, the Plains-Morgan 345 kV upgrade project would allow for an additional 80 MW of generating capacity in the Upper Peninsula of Michigan to be available to eastern Wisconsin, the Southern Interface project would increase the transfer capability between northern Illinois and eastern Wisconsin by 1,000 MW and the Oak Creek-KK Substation project would improve reliability in the metropolitan Milwaukee area. Applications for the three projects are scheduled to be filed with the PSCW in 1998. WE anticipates that these projects will cost a combined total of approximately $81 million over the next several years. The costs of these projects are included in anticipated construction expenditures described below in "Capital Requirements 1998-2002" under "Liquidity and Capital Resources."

MIDWEST ISO:     WE is currently participating in the formation of a regional independent system operator ("ISO") to promote reliability in the Midwest (the "Midwest ISO"). WE, along with eight other utilities, filed a proposal with the Federal Energy Regulatory Commission ("FERC") to establish the Midwest ISO on January 15, 1998. Since the filing with FERC, a tenth utility has joined the Midwest ISO group. The Midwest ISO would operate member electric transmission systems within the region as a single system. Regional oversight is required to maintain reliability because the system is being used increasingly for broad, regional transactions. In addition to reliability benefits, a regional ISO helps to ensure open and equal access to the electric transmission system and broadens the energy market by eliminating redundant transmission fees. As a net buyer of electric energy, WE expects the Midwest ISO to result in lower energy costs for its customers as well as in improved regional reliability.

REPORT TO THE GOVERNOR OF WISCONSIN:     The first three of WE's actions
outlined above are part of a joint plan, addressing electric system reliability within the state and region, which was submitted to the Governor of the State of Wisconsin during 1997 by WE along with ten other organizations. The recommendations in this plan included a combination of improved regional electric transmission, increased generating capacity and a streamlined regulatory process for construction of new electric generation and transmission facilities. The report emphasized that unexpected events such as power plant outages in the upper midwest, significant regional transmission limitations or very hot weather dictate the need to reevaluate regional system reliability. In the report, WE and three other investor owned utilities from Wisconsin outlined a plan to allow the development of merchant plants, including plants built by utility affiliates, as an accelerated and cost-effective way to obtain new electric generation after the year 2000. The plan also identified the necessity to have a regional transmission operator.

On March 12, 1998, the Governor of the State of Wisconsin announced that specific electric industry reliability legislation will be submitted to the Legislature for consideration in the spring 1998 session. The Governor's proposal (1) includes provisions for regulatory streamlining, (2) supports a regional ISO with a date certain of June 2000, after which a State ISO could be developed or transmission divestiture could be required, (3) allows merchant plants to be built, (4) allows utility affiliates to build merchant plants if the PSCW finds this is not anti-competitive, and (5) if such non-utility plants are built in the midwest, provides that they would not count towards the Wisconsin public utility holding company asset cap. The Governor's proposal also will require that 50 MW of renewable energy sources be constructed or procured by Wisconsin investor-owned utilities by December 31, 2000.


INDUSTRY RESTRUCTURING AND COMPETITION

Driven by a combination of market forces, regulatory and legislative initiatives, and technological changes, the electric industry continues a trend towards restructuring and increased competition. To date, competitive forces have been most prominent in the wholesale power market but are expected to continue to develop in the electric retail markets. Present regulatory restructuring initiatives in various midwestern states target electric retail customer choice by the years 2000 through 2005. Also, there are currently pilot electric retail customer choice programs occurring in the States of Illinois and Michigan, and Illinois has passed legislation introducing retail electric choice for large customers in 1999 and for all customers by May 2002. While the Company cannot predict the ultimate timing or impact of a restructured electric industry, WE has been advocating restructuring of the electric utility industry and believes that, as a low-cost energy provider, it is well positioned to compete in a deregulated and competitive market. Among others, the following electric and gas industry restructuring initiatives are underway in regulatory jurisdictions where WE currently does business.

PSCW INVESTIGATION INTO THE STRUCTURE OF THE ELECTRIC UTILITY INDUSTRY:     In
December 1995, the PSCW announced a process to transform the electric industry in Wisconsin to a competitive model supportive of retail choice by the year 2001. During 1997, Wisconsin retail customers under PSCW jurisdiction accounted for 87.9% and 81.4% of WE's total electric operating revenues and sales, respectively. Progress on the workplan was slow, and the PSCW concluded that electric power shortages experienced during the summer of 1997 highlighted the need to address infrastructure issues.

In October 1997, the PSCW expressed a desire to work on infrastructure issues and to develop a robust competitive electric wholesale market. The PSCW also expressed its belief that the question of whether to implement electric retail competition in Wisconsin ultimately should be decided by the Wisconsin Legislature rather than by the PSCW. The PSCW agreed to pursue the following priority infrastructure issues as prerequisites to other restructuring work:

* Improvements to existing and addition of new electric transmission lines in the State of Wisconsin.

*  Additions of new generating capacity in the State of Wisconsin.

* Modifications to State of Wisconsin statutes to allow merchant generating plants to be built in Wisconsin without prior PSCW determination of need as one means of ensuring adequate generation.

* Development of an ISO for either the electric transmission system in the State of Wisconsin or in the region.

The PSCW reopened its docket on ISOs with a prehearing conference in mid-December 1997. The schedule calls for hearings in March and April 1998 with a decision expected in May 1998.

With an order issued in December 1997, the PSCW completed work on its recommended "Public Benefits" plan to protect low-income utility customers, conservation programs and the environment under a deregulated electric industry. To implement and fund this plan, legislative approval is required. On March 2, 1998, Wisconsin State Representative Antonio Riley introduced legislation that would create a low-income Public Benefits Board with annual funding of $105 million. WE has supported the development of such an approach to public benefits to ensure that WE is not competitively disadvantaged by being required to continue to provide these benefits.

The PSCW plan would shift funding and administration of the benefits currently provided under bundled utility service. All electricity and natural gas providers would be assessed a fee, based upon the volume of their sales, to collect the necessary funds. Based upon a British Thermal Unit equivalency between natural gas and electricity, the plan is fuel neutral. The majority of funds would be collected by reallocating existing charges. The PSCW determined that the effort will call for a combined annual budget of approximately $150 million. The Wisconsin Legislature has not acted on the PSCW proposal to date.

MPSC ELECTRIC UTILITY INDUSTRY INVESTIGATION: In the State of Michigan, restructuring proposals are being considered by policy makers on several fronts. The Michigan Public Service Commission ("MPSC") has issued several orders that phase in competition through the year 2002. The Michigan Legislature is also working on a plan to restructure the electric industry.

In June 1997, the MPSC issued an order that initiated the framework for electric industry restructuring and would phase in competition for all Michigan retail electric customers by the year 2002. In response to the June 1997 order, WE sent a proposal to the MPSC in July 1997 to conduct a one time bidding for customer choice in its service territory for 12.5% of its Michigan load on September 1, 1999, followed by full customer choice in the year 2002. The MPSC has not acted on WE's proposal.

In October 1997 and January 1998, the MPSC issued additional orders that continued the process of establishing the framework to introduce competition into the Michigan electric market. The October 1997 orders dealt with determination of the rates and conditions of service for those customers choosing direct access and suspended the direct access bidding schedule included in the June 1997 order. In the January 1998 orders, the MPSC concluded that statewide uniform timing was not necessary for direct access and established a schedule for customers of Consumers Energy and Detroit Edison, the two major investor owned utilities with service territories in Michigan's Lower Peninsula. Several parties, including Consumers Energy and Detroit Edison, have petitioned for rehearing of the MPSC's orders.

The MPSC established no customer choice schedule for other utilities who provide electric service in Michigan. During 1998, WE anticipates that the MPSC will move forward on developing a schedule for introducing full customer choice in Michigan's Upper Peninsula by the year 2002.

FERC OPEN ACCESS TRANSMISSION PROCEEDINGS:     As a result of the Energy
Policy Act of 1992, the FERC issued two orders in April 1996 relating to open access transmission service, stranded costs, standards of conduct and open access same-time information systems. The ruling is intended to create a more competitive wholesale electric power market.

The first order, Order No. 888, required public utilities owning, controlling or operating transmission lines to file non-discriminatory open access tariffs that offer others the same transmission service provided to themselves and requires the use of the tariffs for their own wholesale energy sales and purchases. Order No. 888 also provides for the recovery of "stranded costs" that were prudently incurred to serve power customers and that could go unrecovered if wholesale customers use open access to move to another electric energy supplier. In its open access ruling, the FERC encouraged utilities to consider ISOs such as the Midwest ISO noted above as a tool to meet the demands of a competitive market for electric energy.

The second order, Order No. 889, works to ensure that transmission owners and their affiliates do not have an unfair competitive advantage in using transmission to sell power. Order No. 889 establishes Standards of Conduct and requires that a public utility's merchant function rely on the same electronic information network that its transmission customers rely on to obtain information about its transmission system when buying or selling power.

FERC reaffirmed and clarified these orders with the issuance of Orders No. 888-A and 889-A in March 1997 and Orders No. 888-B and 889-B in November 1997.

In April 1997, WE submitted a revised transmission tariff in compliance with FERC's orders on rehearing of its Order No. 888. In compliance with a further rehearing, WE filed a similar revision in December 1997 in compliance with Order No. 888-B. To date, FERC has not acted upon either submittal. On January 16, 1998, WE submitted revised Standards of Conduct for functional unbundling as directed by the FERC order addressing an earlier WE filing of such Standards of Conduct. The FERC has not yet acted on WE's latest filing. Order Nos. 888 and 889 have been appealed by many parties to the U.S. Court of Appeals for the Second Circuit.

WE has long advocated open access to electric transmission facilities as a necessary step in the competitive restructuring of the electric utility industry. WE does not believe that the FERC rulings or judicial review of these orders will have a detrimental effect on its liquidity, financial position or results of operations.

WHOLESALE COMPETITION:     Wholesale sales of electric energy accounted for
4.8%, 5.0% and 5.6% of WE's total electric operating revenues in 1997, 1996 and 1995, respectively. WE attributes the decrease over this three year period in part to the increasingly competitive market for electric wholesale customers, to renegotiated power sales contracts with municipal and rural electric wholesale customers in 1995 and 1996, and to the unbundling of transmission services for some customers. The renegotiated contracts contained discounts from previous rates charged to these customers. In addition, certain customers have chosen to obtain their power supplies from other suppliers.

One wholesale customer, with a partial requirements demand of 9 MW in 1997, will cease being WE's customer effective in May 1998 but will continue to receive transmission service until new transmission lines are constructed to connect the customer with its new supplier. A contract with a second 105 MW wholesale customer during 1997 includes minimum takes of 75 MW as of May 1998 and 90 MW, 60 MW and 30 MW in each subsequent contract year. A third wholesale customer with a 50 MW demand may become a partial requirements customer beginning in October 2000. WE expects to continue to provide transmission service to these customers.

PSCW NATURAL GAS UTILITY INDUSTRY INVESTIGATION:     The PSCW continued a
generic investigation of the natural gas industry in the State of Wisconsin and addressed the extent to which traditional regulation should be replaced with a different approach. On July 1, 1997, WE filed a modified dollar for dollar gas cost recovery mechanism ("GCRM") in accordance with a November 1996 PSCW order. Purchased gas adjustment mechanisms have been evaluated by the PSCW as a part of the PSCW's generic investigation. The GCRM will include after the fact prudence reviews by the PSCW. WE will be able to assess its level of gas price risk once the PSCW approves the GCRM. The matter is pending with anticipated implementation in the fourth quarter of 1998. WE does not expect that a major portion of gas costs that are currently passed through to customers will be subject to price risk under this GCRM.

The PSCW has also issued Standards of Conduct applicable to opportunity sales. Opportunity sales are described as the sales of underutilized capacity and supply entitlements that become periodically available because of the variable daily and seasonal needs of customers. These Standards of Conduct are intended to ensure that all interested market participants have an opportunity to purchase released capacity and supply and that the releasing utility receives the highest price for the sale, given the specific circumstances. Additional restrictions become applicable if a gas utility has a marketing affiliate.



RATES AND REGULATORY MATTERS

The table below summarizes the projected annual revenue impact of recent rate changes authorized by regulatory commissions for the electric, natural gas and steam utilities of the Company based upon the sales projections utilized by those commissions in setting rates. The PSCW regulates Wisconsin retail electric, steam and natural gas rates in the State of Wisconsin, while the FERC regulates wholesale power and electric transmission and gas transportation service rates. The MPSC regulates retail electric rates in the State of Michigan.

==============================================================================
                                   Revenue           Percent
                                   Increase         Change in        Effective
Service                           (Decrease)          Rates            Date
-------------------------        ------------       ---------        ---------
                                  (Millions)           (%)

 Retail electric, WI *             $ 134.9             10.7           01/01/98
 Retail gas *                         18.5              5.5           01/01/98
 Steam heating *                       0.8              6.3           01/01/98
 Retail electric, WI **               27.2              2.2           05/23/97
 Retail electric, WI                  (7.4)            (0.6)          02/18/97
 Retail gas                           (6.4)            (2.0)          02/18/97
 Steam heating                         0.1               .5           02/18/97
 Retail electric, WI                 (33.4)            (2.8)          01/01/96
 Retail electric, MI                  (1.1)            (3.3)          01/01/96
 Retail gas                           (8.3)            (2.6)          01/01/96
 Steam heating                        (0.8)            (5.1)          01/01/96
==============================================================================

*  Interim PSCW order subject to refund.

** Fuel surcharge which ends April 30, 1998 or when an order is issued for the 1998 test year, whichever comes first. Reflecting the combined effect of two PSCW orders, this surcharge was initially ordered on May 23, 1997 and was amended by the PSCW on December 23, 1997.

The PSCW has discontinued the practice of conducting annual rate case proceedings, replacing it with a new schedule which calls for future rate cases to be conducted once every two years. WE did not seek an increase in rates for 1995. Discussion of rate changes for the 1998, 1997 and 1996 test years follow.

1998 TEST YEAR:     On September 22, 1997, WE filed testimony and exhibits
with the PSCW related to the 1998 test year showing a $220.4 million revenue deficiency for its Wisconsin utility operations based upon a regulatory return on equity of 12.5%, up from 11.8% authorized since February 13, 1997. The dollar impacts and percentage increases on an annualized basis requested for Wisconsin retail services were $192.7 million or 15.3% for electric operations, $26.5 million or 7.9% for gas operations and $1.2 million or 9.0% for City of Milwaukee steam operations. WE asked the PSCW for an interim increase in the amount of $200 million, effective January 1, 1998 and subject to refund, in the event that the PSCW was unable to issue a final order by that date.

On December 23, 1997, the PSCW issued an order authorizing interim rate increases, effective January 1, 1998 and subject to refund pending a final order, in the amount of $154 million. The dollar impacts and percentage increases of the interim order on an annualized basis for Wisconsin retail services are $134.9 million or 10.7% for electric operations, $18.5 million or 5.5% for gas operations and $827,000 or 6.3% for the City of Milwaukee steam operations. The PSCW held additional public hearings on WE's September 22, 1997 filing during the first quarter of 1998. WE expects the PSCW to issue a final order during the second quarter of 1998.

The primary factors influencing the requested rate increases for 1998 include:

* Increased costs related to the construction, operation and maintenance of generation, transmission and distribution facilities to assure reliability of electric service.

* Increased costs associated with the need to implement technological solutions to make computer systems compatible with the year 2000 and to meet customer expectations.

* Increased payroll and benefits due to (1) additional personnel to fill vacant positions that occurred while WEC and NSP were pursuing the Primergy merger and (2) increased staff to support key areas such as nuclear operations, customer service and information services.

*  Increased fuel and purchased power costs.

*  Increased cost of capital.

See "Year 2000 Computer Software and Hardware Issues" below for further information concerning the estimated costs to examine and modify existing software application and operational programs and hardware that is date sensitive and may not be Year 2000 compliant.

WE expects to add approximately 640 additional employees during 1998 compared to 4,666 total employees at year-end 1997. Approximately half of these new employees will replace contract employees working at WE during 1997, including 210 from Upper Peninsula Power Company ("UPPCo"), an unaffiliated investor owned utility, who operated Presque Isle Power Plant under contract since WE acquired the plant from UPPCo in 1987.

1997 TEST YEAR:     In an order dated February 13, 1997, the PSCW directed WE
to implement rate decreases for Wisconsin retail electric and gas customers of $7.4 million or 0.6% and $6.4 million or 2.0%, respectively, on an annualized basis, and a steam rate increase of $0.1 million or 0.5% on an annualized basis. The order was effective February 18, 1997 and was based upon a regulatory return on common equity of 11.8%. The PSCW had determined that it required a special full review of WE's rates for the 1997 test year in connection with consideration of the application for approval of the proposed merger of WEC and NSP.

1996 TEST YEAR:     In a letter order dated September 11, 1995, the PSCW
directed WE to implement rate decreases for Wisconsin retail electric, gas and steam customers of $33.4 million or 2.8%, $8.3 million or 2.6% and $0.8 million or 5.1%, respectively, on an annualized basis effective
January 1, 1996. Also effective January 1, 1996, the MPSC authorized WE to implement a rate decrease for Michigan non-mine retail electric customers of $1.1 million or 3.3% on an annualized basis. The Mines are separately regulated by the MPSC.

FUEL COST ADJUSTMENT PROCEDURE:     Under the Wisconsin retail electric fuel
cost adjustment procedure, retail electric rates may be adjusted, on a prospective basis, if cumulative fuel and purchased power costs, when compared to the costs projected in the retail electric rate proceeding, deviate from a prescribed range and are expected to continue to be above or below the authorized annual range of 3%.

Extended outages at Point Beach, an extended maintenance outage at Oak Creek that was concluded in June 1997, delayed commercial operation of LS Power's cogeneration facility, and higher than projected costs per Mwh of power purchases due to regional generation outages resulted in increased fuel and purchased power costs at WE during 1997. WE estimates that such costs were approximately $116.5 million higher than those included in 1997 base electric rates in all jurisdictions.

On December 23, 1997, the PSCW issued a combined final order on two 1997 WE filings under Wisconsin's fuel cost adjustment procedure, authorizing WE to recover $27.2 million of additional 1997 fuel and purchased power costs from Wisconsin retail electric customers during the 1997-1998 biennial period. WE estimates that of the $116.5 million of additional 1997 fuel and purchased power costs, it will recover a total of $28.6 million in all jurisdictions, leaving $87.9 million unrecovered.

In December 1995, the MPSC approved the suspension of the Power Supply Cost Recovery Clause (fuel adjustment procedure) for a five-year period for Michigan retail electric customers.

NUCLEAR OPERATION AND MAINTENANCE COST DEFERRAL:     See "Note F - Nuclear
Operations" in the Notes to Financial Statements for information regarding approval by the PSCW during 1997 for WE to defer certain excess non-fuel nuclear operation and maintenance costs. The PSCW has not yet decided how the deferred costs will be treated for rate making purposes.

PURCHASED GAS ADJUSTMENT MECHANISM:     In the case of natural gas costs,
differences between the test year estimate and the actual cost of purchased gas are accounted for through a purchased gas adjustment clause. See "Industry Restructuring and Competition" above for information concerning a PSCW order changing the purchased gas adjustment mechanism in 1998.


YEAR 2000 COMPUTER SOFTWARE AND HARDWARE ISSUES

Like many other companies, the Company expects to incur significant costs to examine and modify existing software application and operational programs as well as hardware that is date sensitive and may not be Year 2000 compliant. These programs and hardware use two-character digits such as '00' to define the applicable year rather than four-character digits such as '2000'. As a result, the programs and systems may not properly recognize calendar dates beginning in the year 2000, and the computers may either process data incorrectly or shut down altogether. During 1997, WE developed a plan, currently estimated to cost a total of approximately $30 million during 1998 and 1999, to address its Year 2000 compliance issues. If not addressed in a timely manner, the Year 2000 issue could have a material impact on the operations of the Company. In its 1998 Test Year data filed with the PSCW, WE has requested recovery in rates in the Wisconsin jurisdiction during the 1998-1999 biennial period of approximately $13 million per year for Year 2000 compliance examination and modification costs attributable to the Wisconsin retail jurisdiction. WEC is still evaluating its non-utility subsidiaries for Year 2000 compliance issues and is currently unable to quantify related costs.


ENVIRONMENTAL MATTERS

CLEAN AIR ACT:     The 1990 Amendments to the Clean Air Act mandate
significant nation-wide reductions in sulphur dioxide ("SO2") and nitrogen oxide ("NOx") emissions to address acid rain and ground level ozone control requirements.

WE has completed the installation of continuous emission monitors at all of its facilities and installed low NOx burners on boilers at Oak Creek Power Plant Units 7 and 8 and at Valley Power Plant. These actions, along with the burning of low sulfur coal meet the requirements that became effective January 1, 1995.

WE elected to voluntarily bring the Valley and Port Washington Power Plants under jurisdiction of the NOx requirements of the Clean Air Act amendments of 1990, five years earlier than mandated. This was possible because these units already meet the current NOx emissions standards.

WE projects a surplus of SO2 emission allowances during Phase I and a small shortfall during Phase II, which begins in the year 2000. WE has received additional allowances as a result of energy conservation programs. As an integral component of its least-cost plan, WE is active in SO2 allowance trading. Revenue from the sale of allowances is being used to offset future potential rate increases.

Combustion tuning for NOx reductions at various power plants will be required to meet the second phase of reduction requirements that become effective January 1, 2000. Costs for combustion tuning work are expected to be minimal.

NATIONAL AMBIENT AIR QUALITY STANDARDS:     On July 18, 1997, the United
States Environmental Protection Agency ("EPA") issued final regulations significantly tightening the National Ambient Air Quality Standards ("NAAQS") for ozone and particulate matter. Although specific emission control requirements are still in the process of development, WE believes that the revised standards may require significant reductions in SO2 and NOx emissions from coal-fired generating facilities. WE expects that compliance with the ozone attainment standards will be implemented in stages from the year 2004 through the year 2012 and that compliance with the particulate matter attainment standards will be implemented in stages beginning after the year 2010 and extending into the year 2017. WE is currently unable to determine the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

In November 1997, the EPA proposed strict uniform NOx emission reductions by the year 2002 for the State of Wisconsin and 21 other eastern and midwestern states as part of a regional effort to reduce the amount of ozone forming chemicals that cross state lines. The EPA proposed NOx emission reductions of 85% below 1990 levels. WE estimates that it would cost a total of $250 million to $500 million or $30 to $50 million per year beginning as early as the year 2000 to comply with the EPA's ozone transport proposal. In February 1998, WE joined the Alliance for Constructive Air Policy ("ACAP") which is developing a cost effective, equitable alternative to the EPA's proposal for reducing ozone pollution in key regions of the country. WE currently expects ACAP and other supporters of an alternative to submit a proposal to the EPA by the summer of 1998 that includes an initial guaranteed reduction in NOx emissions by the year 2004 with further reductions required no later than the year 2007 at levels based upon additional modeling and analysis. WE expects that total costs under ACAP's anticipated proposal will be significantly less than costs to comply with the EPA's ozone transport proposal. WE believes that compliance with the NOx emission reductions included in the EPA's November 1997 ozone transport proposal may mitigate costs to comply with the EPA's July 1997 NAAQS.

MANUFACTURED GAS PLANT SITES:     WE is reviewing and addressing environmental
conditions at a number of former manufactured gas plant sites. See "Note M - Commitments and Contingencies" in the Notes to Financial Statements for additional information.

ASH LANDFILL SITES:     WE aggressively seeks environmentally acceptable,
beneficial uses for its combustion byproducts. However, ash materials have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where WE has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. These costs are included in the environmental operating and maintenance costs of WE.


LS POWER GENERATION FACILITY

To meet a portion of WE's anticipated increase in future electric energy supply needs, WE entered into a long-term power purchase contract with an unaffiliated independent power producer, LS Power. The contract, for 236 megawatts of firm capacity from LS Power's gas-fired cogeneration facility located in Whitewater, Wisconsin, includes no minimum energy purchase requirements. WE treats this power purchase contract as a capital lease. See "Note H - Long-Term Debt" in the Notes to Financial Statements for additional information about WE's long-term power purchase agreement with LS Power. The LS Power facility is a gas transport customer in WE's service territory.


COAL TRANSPORTATION MATTERS

During 1997, coal deliveries to certain WE electric generating facilities, as well as to the electric generating facilities of many other utilities, had been impaired by massive congestion problems on the Union Pacific Railroad ("UP"). As a result of the merger of UP with the Southern Pacific Railroad, a backlog of coal deliveries had caused stockpiles to decline at some of WE's power plants and forced WE to seek alternative coal delivery routes. WE's coal inventories have now returned to acceptable levels, but UP is still struggling to maintain deliveries. During the fall of 1997, WE completed construction of a rail spur at Pleasant Prairie, which burns over 40% of WE's annual coal requirements. The new rail spur, connecting to the rail line of a UP competitor, provides WE with another means of delivery to Pleasant Prairie and significantly reduces WE's risk of future impaired coal delivery due to problems at UP.


ELECTRIC SALES AND GAS DELIVERIES OUTLOOK

Assuming moderate growth in the economy of its service territory and normal weather, WE presently anticipates total electric kilowatt-hour sales to grow at a compound annual rate of 2.2% over the five-year period ending
December 31, 2002. WE forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 2.1% over the same five-year period. These forecasts are subject to a number of variables, including among others the economy, weather and the restructuring of the electric and gas utility industries, which may affect the actual growth in sales. See "Cautionary Factors" below.

PROPOSED ACQUISITION OF ESELCO, INC.:     See "Mergers" above in "Factors
Affecting Results of Operations" for information concerning the proposed acquisition by WEC of ESELCO, Inc. ESELCO, Inc. is parent company of Edison Sault, an electric utility which serves approximately 22,000 residential, commercial and industrial customers located in Michigan's eastern Upper Peninsula.

NEW GAS SERVICE PROPOSAL:     In July 1997, the PSCW approved WE's application
to expand natural gas service to more than 4,500 potential customers in northeastern Wisconsin. The project will involve the installation of more than 350 miles of new gas main. Approval of a portion of the project by the FERC is pending. WE expects to connect the first applicable customers in 1998. The cost of this project is included in anticipated construction expenditures shown below under "Capital Requirements 1998-2002" in "Liquidity and Capital Resources."



EFFECTS OF WEATHER

By the nature of its utility business segments, WEC's and WE's earnings are sensitive to weather variations from period to period. Variations in winter weather affect heating load for both the gas and electric utility. Variations in summer weather affect cooling load for the electric utility as well as therm deliveries to gas-fired electric generating customers. The table below summarizes weather in WE's service territory as measured by degree days for each of the three years ended December 31, 1997.

==============================================================================
                                               % Change              % Change
                                                 1996                  1995
 Degree Days                 1997      1996     to 1997      1995     to 1996
 ----------------------     ------    ------   --------     ------   --------
 Heating (7,014 Normal)      7,101     7,469     (4.9%)     6,833       9.3%
 Cooling (665 Normal)          407       608    (33.1%)       952     (36.1%)
==============================================================================


EFFECTS OF INFLATION

With expectations of low-to-moderate inflation, the Company does not believe the impact of inflation will have a material effect on its future results of operations.


MARKET RISKS

The Company is potentially exposed to market risk due to changes in interest rates, the return on marketable securities and the market price of electricity as well as to changes in fuel costs incurred to generate electricity and the cost of gas for its gas operations. Exposure to interest rate changes relates to WEC's and WE's long-term debt and preferred equity obligations, while exposure to fluctuations in the return on marketable securities relates to WE's debt and equity security investments in the Nuclear Decommissioning Trust Fund ("Fund"). Exposure to electricity market price risk relates to forward activities taken to manage the supply of and demand for electric energy, and exposure to fuel and gas cost variations relates to the supply of and demand for coal, uranium, natural gas and fuel oil. WEC and WE do not utilize derivative financial instruments for trading or speculative purposes.
However, WISVEST Corporation recently formed Griffin Energy LLC, which began marketing energy related services and limited trading of electricity in 1998, and WE is currently evaluating its commodity risk management process. For both entities, the Company is evaluating to what extent they will use derivative financial and commodity instruments in the normal course of their future business.

For additional information concerning risk factors, including market risks, at WE and WEC, see "Cautionary Factors" below.

MARKETABLE SECURITIES RETURN RISK:     At December 31, 1997, WE had $404
million of available for sale debt and equity security investments in the Fund at fair value. For additional information concerning the Fund, see "Note F - Nuclear Operations" in the Notes to Financial Statements.

INTEREST RATE RISK:     The table that follows provides information about
financial instruments that are held by the Company at December 31, 1997 and that are sensitive to changes in interest rates. For the debt, the table presents principal cash flows that exist by maturity date and the related average interest rate. The average interest rate on the variable rate long-term debt was estimated based upon a weighted average interest rate during a recent 52 week period.

For additional information concerning the Company's long-term debt and preferred stock, see "Note H -Long-Term Debt" and "Note G - Preferred Stock", respectively, in the Notes to Financial Statements.

==========================================================================================================================

                                                          Expected Maturity Date                                Fair Value
                                    -------------------------------------------------------------                  as of
                                    1998       1999       2000       2001     2002     Thereafter     Total      12/31/97
                                    ----       ----       ----       ----     ----     ----------     -----      --------
                                                                  (Millions of Dollars)
Fixed Rate Long-Term Debt
    WE                              $61.9      $92.9      $1.9       $1.9     $1.9      $1,045.1     $1,205.6    $1,245.2
      Average Interest Rate          7.2%       7.3%      7.3%       7.3%     7.3%          7.3%
    WEC *                           $70.5      $94.6     $30.6      $18.7    $15.0      $1,070.0     $1,299.4    $1,339.0
      Average Interest Rate          7.2%       7.2%      7.3%       7.3%     7.3%          7.3%

Variable Rate Long-Term Debt
    WEC * and WE                      -          -         -          -        -          $165.4       $165.4      $165.4
      Average Interest Rate                                                                 3.7%

Preferred Stock Not Subject
  to Mandatory Redemption
    WEC * and WE                      -          -         -          -        -           $30.4        $30.4       $17.8
      Average Dividend Rate                                                                 4.0%

==========================================================================================================================

* WEC includes the holding company as well as all subsidiaries.

COMMODITY PRICE RISK:     In the normal course of business, WE utilizes
contracts of various durations for the forward sale and purchase of electricity to effectively manage utilization of its available generating capacity. Such contracts include forward contracts for wholesale sales of generating capacity and energy during periods when WE's available power resources are expected to exceed the requirements of its native load customers and may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below WE's expected incremental power production cost. WE manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers. To a certain extent, the Wisconsin electric retail fuel cost adjustment procedure may mitigate some of the risk of fuel cost price fluctuations. Currently, the purchased gas adjustment mechanism in Wisconsin mitigates the risk of gas cost variations. For additional information concerning the fuel cost adjustment procedure and the purchased gas adjustment mechanism, see "Rates and Regulatory Matters" above in "Factors Affecting Results of Operations."


NEW ACCOUNTING PRONOUNCEMENTS

See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for information concerning new pronouncements adopted during 1997.

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share
("FAS 128") and Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("FAS 129"). FAS 128 establishes standards for computing and presenting earnings per share. FAS 129 establishes disclosure standards about an entity's capital structure. The Company adopted both standards in 1997. Adoption did not have an effect on the Company's liquidity, net income or financial position.

In February 1996, FASB released for comment an exposure draft of a Proposed Statement of Financial Accounting Standards, Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets ("Proposed FAS"). The Proposed FAS, if issued, would require WE to recognize as a liability the present value of the estimated future total costs associated with closure or removal of certain long-lived assets and to correspondingly capitalize those costs. The capitalized costs would be depreciated to expense over the useful life of the asset. During 1997, FASB began redeliberating the Proposed FAS, but has not yet determined when or whether the proposed statement would become effective.

This Proposed FAS would apply to decommissioning costs for Point Beach and would result in WE recording a decommissioning liability and corresponding asset as required by the pronouncement. Currently, nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units at Point Beach based upon an external sinking fund method. Any changes in depreciation expense due to differing assumptions between the Proposed FAS and those currently required by the PSCW are not expected to be material and would most likely be deferrable and recoverable in rates. For additional information on the costs of decommissioning Point Beach, see
"Note F - Nuclear Operations" in the Notes to Financial Statements.

REGULATORY ACCOUNTING:     WEC's principal subsidiary, WE, operates under
electric utility rates which are subject to the approval of the PSCW, MPSC and FERC, and natural gas and steam utility rates that are subject to the approval of the PSCW (see "Rates and Regulatory Matters" above). Such rates are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility rates which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utility's books may no longer be appropriate as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future.
See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.


                        LIQUIDITY AND CAPITAL RESOURCES

INVESTING ACTIVITIES

WEC invested a net total of $1.1 billion in its businesses during the three years ended December 31, 1997 of which $943 million was at WE. Investments during this three-year period included $1 billion for construction of or investment in new or improved facilities or projects. During the three years ended December 31, 1997, $829 million of construction expenditures was for utility projects and $177 million was for non-utility projects. Additional investments during this three-year period included $56 million for the acquisition of nuclear fuel and $64 million for the eventual decommissioning of Point Beach. WEC's non-utility subsidiaries received net proceeds of $31 million during this three-year period on the disposition of various investments as part of other investing activities.

POINT BEACH UNIT 2 STEAM GENERATORS:     In October 1992, WE filed an
application with the PSCW for replacement of the Point Beach Unit 2 steam generators, allowing for the unit's operation until the expiration of its operating license in 2013. In an Interim Order in February 1995, the PSCW deferred the decision on steam generator replacement but directed WE to make suitable arrangements with the fabricator of the new steam generators to allow the fabrication, delivery and replacement to proceed promptly if authorized by the PSCW. In May 1996, WE received a written order from the PSCW approving replacement of the steam generators at an estimated cost of $96 million. Replacement of the Unit 2 steam generators was completed in January 1997. Capital expenditures of $6.5 million, $47.6 million and $23.1 million were made during 1997, 1996 and 1995, respectively, for replacement of the Unit 2 steam generators.

PARIS GENERATING STATION:     During 1995, WE placed in service four units, or
approximately 300 megawatts of capacity, at Paris. This natural gas-fired combustion turbine facility, located near Union Grove, Wisconsin, is designed to meet peak demand requirements. Capital expenditures of $6 million and $10 million were made during 1996 and 1995, respectively. Capital costs for the Paris facility totaled approximately $102 million.

CONCORD GENERATING STATION: During 1994, WE placed in service the last two units, or approximately 150 megawatts of capacity, at Concord. This four unit 300 megawatt natural gas-fired combustion turbine facility, located near Watertown, Wisconsin, is designed to meet peak demand requirements. The first two units were completed in 1993. Capital expenditures of $3 million were made during 1995 for construction of this facility. Total capital costs for the Concord facility were approximately $100 million.

MILWAUKEE COUNTY POWER PLANT:     The Company's 11 MW Milwaukee County Power
Plant supplies electricity, steam and chilled water to the hospitals and other member institutions of the Milwaukee Regional Medical Center, as well as to other large customers located on land known as the Milwaukee County Grounds. In December 1995, WE acquired the electric generation and distribution facilities in the first phase of the acquisition. The capital cost for the electric facilities was $7 million. These facilities and the new customers associated with them were integrated into WE's current electric utility operations. In December 1996, WEC acquired the steam and chilled water production and distribution facilities to complete the second phase of the purchase. Two outstanding contingencies were met prior to closing the purchase. The PSCW approved the purchase of the steam facilities, and the five largest customers signed steam and chilled water service agreements which obligate them to purchase their present and future heating and cooling requirements from WEC for a period of ten years. The capital cost for the steam facilities was approximately $21 million. WE has integrated these facilities and the associated customers into its steam utility operations.
The capital cost for the chilled water facilities was approximately
$19 million. A separate subsidiary of WEC operates the chilled water facilities as a non-regulated business.

NON-UTILITY INVESTMENTS:     WEC's net non-utility assets amounted to
approximately $370 million at December 31, 1997. Primary additions during 1997 included $26 million of investments in land and buildings by WISPARK Corporation, $27 million of construction expenditures by Minergy Corp. ("Minergy") for a glass aggregate plant and $35 million of energy related investments by WISVEST Corporation. WEC currently anticipates making additional non-utility investments from time to time. For additional information, see "Capital Requirements 1998-2002" below and "Note L - Information by Segments of Business" in WEC's Notes to Financial Statements.

MINERGY GLASS AGGREGATE PLANT:     Minergy, a non-utility WEC subsidiary,
plans to place into operation a $45 million facility in Neenah, Wisconsin that would recycle paper sludge from area paper mills into two usable products: glass aggregate and steam. The glass aggregate will be sold into existing construction and aggregate markets and the steam will be sold to a local paper mill. The plant will result in substantial environmental and economic benefits to the area by providing an alternative to landfilling paper sludge. Minergy commenced construction in July 1996, with commercial operation scheduled for April 1998. The project is being financed during construction through short-term borrowings. Capital expenditures of $27.1 million and $14.6 million were made during 1997 and 1996, respectively, for this facility.


CASH PROVIDED BY OPERATING AND FINANCING ACTIVITIES

During the three years ended December 31, 1997, total cash provided by operating activities at both WEC and WE were $1.3 billion. During this period, internal sources of funds, after the payment of dividends, provided 71% of WEC's and 77% of WE's capital requirements.

Financing activities during the three-year period ended December 31, 1997 included the issuance of $520 million of long-term debt by WEC of which $448 million was issued by WE. The proceeds of these new debt issues were used to retire or refinance higher coupon debt in the amount of $366 million at WEC and $358 million at WE and for other general corporate purposes. WEC increased its short-term debt by $68 million and added $105 million of common equity from the issuance of new shares through the Company's stock plans during the three years ended December 31, 1997. No preferred stock was issued. Dividends on WEC's common stock were $173 million, $167 million and $160 million during 1997, 1996 and 1995, respectively. WE paid dividends to WEC of $214 million, $168 million and $160 million during 1997, 1996 and 1995, respectively, and received a total of $130 million in capital contributions from WEC during this three-year period.

In October 1997, Wisconsin Michigan Investment Corporation ("WMIC"), a non-utility subsidiary of WEC, issued $15 million of 6.40% medium-term notes due 2001 and $12 million of 6.33% medium-term notes due 2002. In November 1997, WMIC issued $20 million of 6.22% medium-term notes due 2000. Proceeds were added to WMIC's general funds and will be used to finance various non-utility projects.

In December 1996, WE and WISVEST Corporation, another non-utility subsidiary of WEC, issued promissory notes in the amount of $12.05 and $10.95 million, respectively, due 2006. The notes were issued as part of the transaction to acquire the steam and chilled water facilities from Milwaukee County. The notes have been discounted to reflect the difference between the effective interest rate of 6.36% and the stated rate of 1.93%.

In November 1996, WE issued $200 million of 6 5/8% unsecured debentures due 2006. In December 1995, WE issued $100 million of unsecured One Hundred Year 6 7/8% Debentures due 2095. Proceeds of both issues were added to WE's general funds and were applied to the repayment of short-term borrowings.

In August 1995, WE called for optional redemption $98.35 million aggregate principal amount of fixed rate tax exempt bonds issued by three political jurisdictions on WE's behalf that were secured by issues of WE's First Mortgage Bonds with terms corresponding to the tax exempt bonds called for redemption. During September and October 1995, the three political jurisdictions issued $98.35 million aggregate principal amount of new tax exempt bonds on behalf of WE, collateralized by unsecured variable rate promissory notes issued by WE, maturing between March 1, 2006 and September 1, 2030, with terms corresponding to the respective issues of the refunding tax exempt bonds. The proceeds were used to finance the optional redemptions.
The WE First Mortgage Bonds, which collateralized the redeemed tax exempt bonds, have been canceled.

See "Note A - Summary of Significant Accounting Policies" in WEC's Notes to Financial Statements for a discussion of various limitations on the ability of WE to transfer funds to WEC.


CAPITAL STRUCTURE

WEC's and WE's capitalization at December 31 were:

==============================================================================
                                              WEC                  WE
                                       ----------------     ----------------
                                        1997      1996       1997      1996
                                       ------    ------     ------    ------
  Common Equity                         48.6%     53.3%      48.5%     51.6%
  Preferred Stock                        0.8       0.8        0.9       0.9
  Long-Term Debt
   (including current maturities)       42.3      44.0       43.7      46.1
  Short-Term Debt                        8.3       1.9        6.9       1.4
                                       ------    ------     ------    ------
                                       100.0%    100.0%     100.0%    100.0%
                                       ======    ======     ======    ======
==============================================================================

Primarily due to decreased earnings during 1997 compared to 1996 and to the maturity in 1997 of $140 million of WE First Mortgage Bonds, the Company increased its short-term debt during 1997 to finance the payment of dividends and the maturity of the long-term debt. As a result, common equity as a percent of total capitalization decreased in 1997 while short-term debt as a percent of total capitalization increased. Long-term debt as a percent of total capitalization was relatively unchanged between the comparative periods primarily due to a long-term power purchase contract that was recorded as a capital lease obligation in 1997.

Compared to the utility industry in general, the Company has historically maintained an above average ratio of common equity to total capitalization and low debt and preferred stock ratios. This conservative capital structure, along with strong bond ratings, has provided, and should continue to provide, the Company with access to the capital markets when necessary to finance the anticipated growth in the Company's utility business. WE currently has senior secured debt ratings of AA+ by Standard & Poor's Corporation ("S&P") and Duff & Phelps Inc. ("D&P") and Aa2 by Moody's Investors Service ("Moody's"). In addition, WE currently has unsecured debt ratings of AA by S&P and D&P and Aa3 by Moody's. In October 1997, Fitch Investors Service ("Fitch") lowered their ratings on WE's approximately $900 million of outstanding first mortgage bonds from AA+ to AA and their ratings on WE's $31 million of outstanding preferred stock from AA to AA-. Fitch's report stated, however, that despite the downgrade, WE's quality and competitive position remain superior to most electric utilities.

At year-end 1997, WEC had $199.5 million of unused lines of bank credit and approximately $19.6 million of cash and cash equivalents of which WE had $134.3 million of unused lines of bank credit and $10.1 million of cash and cash equivalents.


CAPITAL REQUIREMENTS 1998-2002

CONSTRUCTION EXPENDITURES:     The Company's construction expenditures for the
period 1998-2002 are estimated to be $1.9 billion. Of this amount, approximately $1.6 billion represents utility construction expenditures.

Utility construction expenditures during 1998 are estimated to be $367 million, including recurring additions and/or improvements of generation, transmission and distribution facilities to assure reliability of electric service; anticipated expenditures associated with the installation of more than 350 miles of new gas main which will expand gas service to more than 4,500 potential gas customers; as well as costs associated with technological solutions to make computer systems Year 2000 compliant and to meet customer expectations. For information concerning anticipated electric reliability projects, the new gas service proposal and Year 2000 compliance issues, see "Electric System Reliability Matters", "Electric Sales and Gas Deliveries Outlook", and "Year 2000 Computer Software and Hardware Issues", respectively, above in "Factors Affecting Results of Operations."

Estimated property additions for the Company's principal non-utility lines of business are estimated to be $325 million during the period 1998-2002, with $112 million anticipated during 1998. Principal non-utility lines of business in which these property additions are expected include real estate investment and development and investments in recycling technology and energy related entities.

RETIREMENT OF LONG-TERM DEBT SECURITIES:     The Company's capital
requirements for maturing long-term debt and sinking funds total $71 million in 1998 and $230 million for the period 1998-2002. Included in the above amounts are WE's requirements of $62 million and $161 million, respectively. See "Note H - Long-Term Debt" in the Notes to Financial Statements for additional information.

DECOMMISSIONING TRUST PAYMENTS:     Based upon a site specific decommissioning
study completed in 1994, WE's estimated contributions to the Nuclear Decommissioning Trust Fund for the period 1998-2002 are $192 million of which $34 million is for 1998. Contributions to the Fund include both the annual payments to external trust funds and the income earned on the external trust funds. WE expects to complete a new site specific decommissioning study during 1998, which could result in changes to future contributions to the Fund. See "Note F - Nuclear Operations" in the Notes to Financial Statements for additional information.


CAPITAL RESOURCES

The Company expects internal sources of funds from operations to provide approximately 60% of the capital requirements for 1998, with internal sources of funds from operations providing 75% of the capital requirements at WE. Remaining cash requirements at WEC and at WE during 1998 are expected to be met through short-term borrowings and/or the issuance of intermediate or long-term debt. Beyond 1998, capital requirements will be met principally through internally generated funds supplemented, when required, by debt and equity financing. The specific form, amount and timing of securities which may be issued have not yet been determined and will depend, to a large extent, on market conditions and other factors.

On July 1, 1997, WEC resumed the purchase of existing shares on the open market for the Company's stock plans. Prior to July 1, 1997, WEC had issued 1,187,050 new shares of common stock during 1997 which were purchased by participants in the Company's stock plans with cash investments and reinvested dividends aggregating approximately $30 million. During the fourth quarter of 1997, WE received a $100 million capital contribution from WEC.


                              CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of WEC or WE. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause WEC's or WE's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these forward-looking statements. When used in written documents or oral presentations, the terms "anticipate", "believe", "estimate", "expect", "objective", "plan", "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause WEC's or WE's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

* Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; availability of WE's generating facilities including Point Beach; unscheduled generation outages, maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of spent nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

* The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

* Consolidation of the industry as a result of the combination and acquisition of utilities in the midwest, nationally and globally.

* Customer business conditions including demand for their products or services and supply of labor and materials used in creating their products and services.

* Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; the Nuclear Regulatory Commission's evolving regulations related to Point Beach Nuclear Plant; or the siting approval process for new generating and transmission facilities.

* The cost and other effects of legal and administrative proceedings, settlements, and investigations, claims and changes in those matters.

* Factors affecting the availability or cost of capital such as changes in interest rates; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

* Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

* Certain restrictions imposed by various financing arrangements and regulatory requirements on the ability of WE to transfer funds to WEC in the form of cash dividends, loans or advances.

* Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

* Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

* Unanticipated developments while implementing the modifications necessary to mitigate Year 2000 compliance problems, including the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, the indirect impacts of third parties with whom the company does business and who do not mitigate their Year 2000 compliance problems, and similar uncertainties.

*  Changes in social attitudes regarding the utility and power industries.

* Possible risks associated with non-utility diversification such as competition; operating risks; dependence upon certain suppliers and customers; or environmental and energy regulations.

* Other business or investment considerations that may be disclosed from time to time in WEC's or WE's SEC filings or in other publicly disseminated written documents.

WEC and WE undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL STATEMENTS


                                      WISCONSIN ENERGY CORPORATION

                                     CONSOLIDATED INCOME STATEMENT

                                         Year Ended December 31

                                               1997                1996                1995
                                            ----------          ----------          ----------
                                                          (Thousands of Dollars)
Operating Revenues
  Electric                                  $1,412,115          $1,393,270          $1,437,480
  Gas                                          355,172             364,875             318,262
  Steam                                         22,315              15,675              14,742
                                            ----------          ----------          ----------
       Total Operating Revenues              1,789,602           1,773,820           1,770,484

Operating Expenses
  Fuel (Note H)                                311,966             295,651             303,553
  Purchased power (Note H)                     132,689              36,216              41,834
  Cost of gas sold                             233,877             234,254             188,764
  Other operation expenses                     407,114             391,520             395,242
  Maintenance                                  135,096             103,046             112,400
  Depreciation (Note C)                        237,698             202,796             183,876
  Taxes other than income taxes                 73,914              77,866              74,765
  Federal income tax (Note D)                   40,221             105,656             119,939
  State income tax (Note D)                     10,558              24,976              28,405
  Deferred income taxes - net (Note D)           7,937              (1,575)             (2,833)
  Investment tax credit - net (Note D)            (927)             (2,430)             (4,482)
                                            ----------          ----------          ----------
       Total Operating Expenses              1,590,143           1,467,976           1,441,463

Operating Income                               199,459             305,844             329,021

Other Income and Deductions
  Interest income                               24,497              18,177              17,143
  Allowance for other funds used during
    construction (Note E)                        3,349               3,036               3,650
  Merger expenses (Note B)                     (31,934)               -                   -
  Miscellaneous - net (Note M)                 (47,507)             (2,468)             (6,497)
  Federal income tax (Note D)                   23,773               1,939               2,882
  State income tax (Note D)                      3,011                (642)               (357)
                                            ----------          ----------          ----------
       Total Other Income and Deductions       (24,811)             20,042              16,821

Income Before Interest Charges
  and Preferred Dividend                       174,648             325,886             345,842

Interest Charges
  Long-term debt                               110,138             103,045             101,806
  Other interest                                 9,552               9,032              14,002
  Allowance for borrowed funds used
    during construction (Note E)                (6,961)             (5,529)             (5,203)
                                            ----------          ----------          ----------
       Total Interest Charges                  112,729             106,548             110,605

Preferred Dividend Requirement
  of Subsidiary                                  1,203               1,203               1,203
                                            ----------          ----------          ----------
Net Income                                  $   60,716          $  218,135          $  234,034
                                            ==========          ==========          ==========

Average Number of Shares of
  Common Stock Outstanding (Thousands)         112,570             110,983             109,850
                                            ==========          ==========          ==========

Earnings Per Share of Common Stock
  (Basic and Diluted)                            $0.54               $1.97               $2.13
                                            ==========          ==========          ==========

The accompanying notes are an integral part of these financial statements.
/TABLE

                            WISCONSIN ENERGY CORPORATION

                             CONSOLIDATED BALANCE SHEET

                                    December 31

                                       ASSETS
                                                        1997          1996
                                                     ----------    ----------
                                                      (Thousands of Dollars)
Utility Plant
  Electric                                           $4,991,330    $4,725,832
  Gas                                                   521,814       503,041
  Steam                                                  62,156        60,480
                                                     ----------    ----------
                                                      5,575,300     5,289,353
    Accumulated provision for depreciation           (2,700,839)   (2,441,950)
                                                     ----------    ----------
                                                      2,874,461     2,847,403
  Leased facilities - net (Note H)                      138,687          -
  Construction work in progress                          81,612       135,040
  Nuclear fuel - net (Note H)                            90,219        75,476
                                                     ----------    ----------
       Net Utility Plant                              3,184,979     3,057,919

Other Property and Investments
  Nuclear decommissioning trust fund (Note F)           404,240       322,085
  Conservation investments (Note A)                      69,510        92,705
  Non-utility property - net                            222,035       173,525
  Other                                                 129,572       127,908
                                                     ----------    ----------
       Total Other Property and Investments             825,357       716,223

Current Assets
  Cash and cash equivalents                              19,607        10,748
  Accounts receivable, net of allowance for
    doubtful accounts - $15,641 and $13,264             145,737       151,473
  Accrued utility revenues                              141,273       155,838
  Fossil fuel (at average cost)                         124,045       113,516
  Materials and supplies (at average cost)               73,159        70,900
  Prepayments                                            62,479        59,624
  Other                                                   7,017         3,759
                                                     ----------    ----------
       Total Current Assets                             573,317       565,858

Deferred Charges and Other Assets
  Accumulated deferred income taxes (Note D)            172,546       153,806
  Deferred regulatory assets (Note A)                   215,200       193,756
  Other                                                  66,285       123,276
                                                     ----------    ----------
       Total Deferred Charges and Other Assets          454,031       470,838
                                                     ----------    ----------
       Total Assets                                  $5,037,684    $4,810,838
                                                     ==========    ==========

The accompanying notes are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET

                                 December 31

                        CAPITALIZATION and LIABILITIES
                                                        1997          1996
                                                     ----------    ----------
                                                      (Thousands of Dollars)
Capitalization (See Capitalization Statement)
  Common stock equity                                $1,862,932    $1,945,344
  Preferred stock                                        30,450        30,450
  Long-term debt (Note H)                             1,532,405     1,416,067
                                                     ----------    ----------
       Total Capitalization                           3,425,787     3,391,861

Current Liabilities
  Long-term debt due currently (Note H)                  90,004       190,204
  Notes payable (Note I)                                319,953        69,265
  Accounts payable                                      148,588       148,429
  Payroll and vacation accrued                           25,392        24,007
  Taxes accrued - income and other                       41,495        37,362
  Interest accrued                                       20,334        22,828
  Other                                                  63,832        34,923
                                                     ----------    ----------
       Total Current Liabilities                        709,598       527,018

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes (Note D)            525,666       511,399
  Accumulated deferred investment tax credits            86,871        87,798
  Deferred regulatory liabilities (Note A)              173,688       175,943
  Other                                                 116,074       116,819
                                                     ----------    ----------
       Total Deferred Credits and Other
         Liabilities                                    902,299       891,959

Commitments and Contingencies (Note M)
                                                     ----------    ----------
Total Capitalization and Liabilities                 $5,037,684    $4,810,838
                                                     ==========    ==========

The accompanying notes are an integral part of these financial statements.


                                       WISCONSIN ENERGY CORPORATION

                                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                          Year Ended December 31
                                                       1997             1996             1995
                                                     --------         --------         --------
                                                               (Thousands of Dollars)
Operating Activities
  Net income                                         $ 60,716         $218,135         $234,034
  Reconciliation to cash
    Depreciation                                      237,698          202,796          183,876
    Nuclear fuel expense - amortization                 5,426           21,887           22,324
    Conservation expense - amortization                22,498           22,498           21,870
    Debt premium, discount & expense - amortization     7,930            9,809           12,690
    Deferred income taxes - net                         7,937           (1,575)          (2,833)
    Investment tax credit - net                          (927)          (2,430)          (4,482)
    Allowance for other funds used
      during construction                              (3,349)          (3,036)          (3,650)
    Write-off of merger costs                          30,684             -                -
    Write-down of equipment                            30,000             -                -
    Change in - Accounts receivable                     5,736           (1,324)         (35,492)
                Inventories                           (12,788)         (30,703)           5,233
                Accounts payable                          159           39,921           16,713
                Other current assets                    8,452          (15,190)          (7,652)
                Other current liabilities              31,933              295           20,769
    Other                                             (39,143)           3,716          (36,508)
                                                     --------         --------         --------
Cash Provided by Operating Activities                 392,962          464,799          426,892

Investing Activities
  Construction expenditures                          (345,908)        (389,194)        (271,688)
  Allowance for borrowed funds used
    during construction                                (6,961)          (5,529)          (5,203)
  Nuclear fuel                                         (6,352)         (26,053)         (23,454)
  Nuclear decommissioning trust                       (27,248)         (26,309)         (10,861)
  Conservation investments - net                          696              319            2,130
  Other                                                24,835           15,347             (581)
                                                     --------         --------         --------
Cash Used in Investing Activities                    (360,938)        (431,419)        (309,657)

Financing Activities
  Sale of - Common stock                               29,586           23,180           52,353
            Long-term debt                             47,000          238,809          234,453
  Retirement of - Preferred stock                        -                  (1)            -
                  Long-term debt                     (177,725)         (53,356)        (134,567)
  Change in short-term debt                           250,688          (87,654)         (95,136)
  Dividends on stock - Common                        (172,714)        (167,236)        (159,688)
                                                     --------         --------         --------
Cash Used in Financing Activities                     (23,165)         (46,258)        (102,585)
                                                     --------         --------         --------

Change in Cash and Cash Equivalents                  $  8,859         ($12,878)        $ 14,650
                                                     ========         ========         ========


Supplemental Information
 Cash Paid For
    Interest (net of amount capitalized)             $111,383         $ 94,964         $ 99,924
    Income taxes                                       42,859          103,916          146,979

The accompanying notes are an integral part of these financial statements.

                                       WISCONSIN ENERGY CORPORATION

                                  CONSOLIDATED CAPITALIZATION STATEMENT

                                                December 31
                                                                                         1997            1996
                                                                                      ----------      ----------
                                                                                        (Thousands of Dollars)
Common Stock Equity (See Common Stock Equity Statement)
  Common stock - $.01 par value; authorized 325,000,000 shares;
    outstanding - 112,865,844 and 111,678,795 shares                                  $    1,129      $    1,117
  Other paid in capital                                                                  729,654         700,080
  Retained earnings                                                                    1,132,149       1,244,147
                                                                                      ----------      ----------
       Total Common Stock Equity                                                       1,862,932       1,945,344

Preferred Stock - Wisconsin Electric Power Company, Cumulative
  Six Per Cent. Preferred Stock - $100 par value;
    authorized 45,000 shares; outstanding - 44,498                                         4,450           4,450
  Serial preferred stock - $100 par value; authorized 2,286,500 shares;
    outstanding - 3.60% Series - 260,000 shares                                           26,000          26,000
                                                                                      ----------      ----------
       Total Preferred Stock (Note G)                                                     30,450          30,450

Long-Term Debt
  First mortgage bonds
    Series   Due      1997       1996        Series   Due      1997      1996
    ------   ---    --------   --------      ------   ---    --------  --------
    Wisconsin Electric Power Company
    5-7/8%   1997   $   -      $130,000      6.85 %   2021      9,000     9,000
    6-5/8%   1997       -        10,000      7-3/4%   2023    100,000   100,000
    5-1/8%   1998     60,000     60,000      7.05 %   2024     60,000    60,000
    6-1/2%   1999     40,000     40,000      9-1/8%   2024      3,443     3,443
    6-5/8%   1999     51,000     51,000      8-3/8%   2026    100,000   100,000
    7-1/4%   2004    140,000    140,000      7.70 %   2027    200,000   200,000
    7-1/8%   2016    100,000    100,000                      --------  --------
                                                                                         863,443       1,003,443

  Debentures (unsecured)
    Wisconsin Electric Power Company - 6-1/8% Series due 1997                               -             25,000
                                       6-5/8% Series due 2006                            200,000         200,000
                                       9.47 % Series due 2006                              6,300           7,000
                                       8-1/4% Series due 2022                             25,000          25,000
                                       6-7/8% Series due 2095                            100,000         100,000

  Notes (secured)
    Wisvest Corporation - Due 2006 (Note H)                                                9,853          10,948

  Notes (unsecured)
    Wisconsin Electric Power Company - Variable rate due 2006                              1,000           1,000
                                       Variable rate due 2015                             17,350          17,350
                                       Variable rate due 2016                             67,000          67,000
                                       Variable rate due 2030                             80,000          80,000
                                       Due 2006 (Note H)                                  10,847          12,052
    Wisconsin Michigan Investment Corporation - 6.83% due 1997                              -              5,000
                                                5.80% due 1998                             7,000           7,000
                                                6.49% due 2000                             7,000           7,000
                                                6.22% due 2000                            20,000            -
                                                6.40% due 2001                            15,000            -
                                                6.33% due 2002                            12,000            -
                                                6.66% due 2003                            10,600          10,600
                                                6.85% due 2005                            10,000          10,000
    WMF Corp. - 9.1% due 2001                                                              2,400           2,875
  Obligations under capital leases - Wisconsin Electric Power Company                    182,450          42,962
  Unamortized discount - net                                                             (24,834)        (27,959)
  Long-term debt due currently                                                           (90,004)       (190,204)
                                                                                      ----------      ----------
       Total Long-Term Debt (Note H)                                                   1,532,405       1,416,067
                                                                                      ----------      ----------
       Total Capitalization                                                           $3,425,787      $3,391,861
                                                                                      ==========      ==========

The accompanying notes are an integral part of these financial statements.


                                       WISCONSIN ENERGY CORPORATION

                                CONSOLIDATED COMMON STOCK EQUITY STATEMENT



                                               Common Stock
                                         -------------------------
                                                          $.01 Par     Other Paid     Retained
                                         Shares             Value      In Capital     Earnings        Total
                                         ------           -----------------------------------------------------
                                                                       (Thousands of Dollars)
Balance - December 31, 1994            108,939,769           $1,089      $624,568    $1,118,909      $1,744,566

Net income                                                                              234,034         234,034
Common stock cash dividends
  $1.455 per share                                                                     (159,688)       (159,688)
Sale of common stock                     1,879,568               19        52,341            (7)         52,353
                                       -----------         --------     ----------   -----------    -----------
Balance - December 31, 1995            110,819,337            1,108       676,909     1,193,248       1,871,265

Net income                                                                              218,135         218,135
Common stock cash dividends
  $1.5075 per share                                                                    (167,236)       (167,236)
Sale of common stock                       859,458                9        23,171                        23,180
                                       -----------         --------     ----------   -----------    -----------
Balance - December 31, 1996            111,678,795            1,117       700,080     1,244,147       1,945,344

Net income                                                                               60,716          60,716
Common stock cash dividends
  $1.535 per share                                                                     (172,714)       (172,714)
Sale of common stock                     1,187,049               12        29,574                        29,586
                                       -----------         --------     ----------   -----------    -----------
Balance - December 31, 1997            112,865,844           $1,129      $729,654    $1,132,149      $1,862,932
                                       ===========         ========     ==========   ===========    ===========

The accompanying notes are an integral part of these financial statements.

                           WISCONSIN ENERGY CORPORATION

                           NOTES TO FINANCIAL STATEMENTS


A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL:     The consolidated financial statements include the accounts of
Wisconsin Energy Corporation ("WEC" or the "Company"); its utility subsidiary, Wisconsin Electric Power Company ("WE"); and its non-utility subsidiaries, Wisconsin Michigan Investment Corporation ("WMIC"); Badger Service Company; WISPARK Corporation; WISVEST Corporation; WITECH Corporation; Minergy Corp.; Custometrics, LLC; WEC International Inc.; and other non-utility companies.

The accounting records of the Company's utility subsidiary are kept as prescribed by the Federal Energy Regulatory Commission ("FERC"), modified for requirements of the Public Service Commission of Wisconsin ("PSCW").

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES:     Utility revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

FUEL:     The cost of fuel is expensed in the period consumed.

PROPERTY:     Property is recorded at cost.  Additions to and significant replacements of utility property are charged to utility plant at cost; minor items are charged to maintenance expense. Cost includes material, labor and allowance for funds used during construction (see Note E). The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated provision for depreciation when property is retired.

REGULATORY ASSETS AND LIABILITIES:     Pursuant to Statement of Financial
Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, WE capitalizes, as regulatory assets, incurred costs which are expected to be recovered in future utility rates. WE also records, as regulatory liabilities, the current recovery in utility rates of costs which are expected to be paid in the future.

The following deferred regulatory assets and liabilities are reflected in the Consolidated Balance Sheet.

==============================================================================
                                                        December 31
                                                 1997                 1996
                                               --------             --------
                                                   (Thousands of Dollars)

  Deferred Regulatory Assets
    Deferred income taxes                      $151,157             $154,532
    Department of Energy assessments             28,575               29,022
    Deferred nuclear costs                       17,681                 -
    Other                                        17,787               10,202
                                               --------             --------
  Total Deferred Regulatory Assets             $215,200             $193,756
                                               ========             ========

  Deferred Regulatory Liabilities
    Deferred income taxes                      $148,292             $155,720
    Tax and interest refunds                     13,943               14,080
    Other                                        11,453                6,143
                                               --------             --------
  Total Deferred Regulatory Liabilities        $173,688             $175,943
                                               ========             ========
==============================================================================

WE directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the PSCW, WE capitalized certain conservation program costs prior to 1995. Utility rates approved by the PSCW provide for a current return on these conservation investments. As of December 31, 1997 and 1996, there were $69.5 million and $92.7 million of conservation investments, respectively, on the Consolidated Balance Sheet in other property and investments. Through 1995, conservation investments were charged to operating expense over a ten-year amortization period. Beginning in 1996, the capitalized conservation balance is charged to operating expense on a straight line basis over a five-year amortization period.

As a result of a December 1997 combined final order by the PSCW on two 1997 WE fuel filings, WE recorded approximately $9.3 million of accrued utility revenues in December 1997 for the anticipated 1998 recovery of 1997 fuel and purchased power costs through a temporary fuel surcharge. The exact amount that will be recovered through the temporary fuel surcharge depends upon the timing of issuance of the PSCW's 1998 Rate Order.

STATEMENT OF CASH FLOWS:     Cash and cash equivalents include marketable debt
securities acquired three months or less from maturity. During 1997, WE recorded a $140 million non-cash capital lease transaction for a long-term power purchase contract (see Note H).

RESTRICTIONS:     Various financing arrangements and regulatory requirements impose certain restrictions on the ability of WEC's utility subsidiary to transfer funds to WEC in the form of cash dividends, loans or advances. Under Wisconsin law, WE is prohibited from loaning funds, either directly or indirectly, to WEC. The Company does not believe that such restrictions will affect its operations.

NEW PRONOUNCEMENTS:     In 1997, the Financial Accounting Standards Board
issued Statement of Financial Accounting Standards ("FAS") No. 130, Reporting Comprehensive Income ("FAS 130"), FAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131") and FAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("FAS 132").
FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. FAS 131 requires that public business enterprises report in complete sets of financial statements and condensed financial statements of interim periods certain information about operating segments, their products and services, the geographic areas in which they operate, and their major customers. FAS 132 revises the disclosure requirements for pensions and other postretirement benefit plans. The Company will adopt all three disclosure-only pronouncements in 1998.


B - MERGERS

NORTHERN STATES POWER COMPANY:     On May 16, 1997, the Boards of Directors of
WEC and Northern States Power Company, a Minnesota corporation ("NSP"), agreed to terminate by mutual written consent an Agreement and Plan of Merger which provided for a business combination of WEC and NSP to form Primergy Corporation. The Board of Directors of WEC concluded that continuing the proposed business combination, given the current regulatory climate, was not in the best interest of WEC's shareholders, customers and employees. As a result, WEC recorded a $30.7 million charge in the second quarter of 1997 ($18.8 million net of tax or approximately 17 cents per share) to write off deferred transaction costs and costs to achieve the merger.

ESELCO, INC.:     On May 13, 1997, WEC and ESELCO, Inc., parent company of
Edison Sault Electric Company ("Edison Sault"), entered into an Agreement and Plan of Reorganization setting forth the terms of the proposed acquisition of ESELCO, Inc. by WEC ("Agreement"). All outstanding shares of ESELCO, Inc. common stock would be converted into shares of WEC common stock based upon a value of $44.50 for each share of ESELCO, Inc. common stock in a transaction proposed to be structured as a tax-free reorganization and accounted for as a pooling of interests. The total purchase price would be approximately
$71 million. The exact number of shares of WEC common stock to be issued for each ESELCO, Inc. share would be determined by dividing $44.50 by the average closing price of WEC common stock during the ten business days prior to closing. On October 7, 1997, the shareholders of ESELCO, Inc. voted to approve the proposed transaction. During 1997, WEC recorded approximately $1.3 million of related merger expenses. WEC expects to complete the proposed acquisition as soon as practicable during 1998 upon receipt of all appropriate regulatory approvals and upon fulfillment of other customary conditions.

Edison Sault is an electric utility which serves approximately 22,000 residential, commercial and industrial customers in Michigan's eastern Upper Peninsula. WEC expects to operate Edison Sault as a separate utility subsidiary. ESELCO, Inc. is traded under the symbol EDSE on the NASDAQ National Market.


C - DEPRECIATION

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. These rates are certified by the PSCW and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.5% in 1997, 4.1% in 1996 and 3.8% in 1995. Nuclear plant decommissioning is accrued as depreciation expense (see Note F).


D - INCOME TAXES

Comprehensive interperiod income tax allocation is used for federal and state temporary differences. The federal investment tax credit is accounted for on the deferred basis and is reflected in income ratably over the life of the related property.

The following table is a summary of income tax expense and a reconciliation of total income tax expense with the tax expected at the federal statutory rate.

==============================================================================
                                          1997         1996         1995
                                        --------     --------     --------
                                              (Thousands of Dollars)

  Current tax expense                   $ 23,995     $129,335     $145,819
  Investment tax credit-net                 (927)      (2,430)      (4,482)
  Deferred tax expense                     7,937       (1,575)      (2,833)
                                        --------     --------     --------
     Total Tax Expense                  $ 31,005     $125,330     $138,504
                                        ========     ========     ========
  Income Before Income Taxes
    and Preferred Dividend              $ 92,924     $344,668     $373,741
                                        ========     ========     ========
  Expected tax at federal
    statutory rate                      $ 32,523     $120,634     $130,809
  State income tax net of
    federal tax benefit                    6,176       17,671       18,934
  Investment tax credit
    restored                              (4,487)      (4,509)      (4,482)
  Low-income housing credits              (2,831)      (2,930)      (2,606)
  Other (no item over
    5% of expected tax)                     (376)      (5,536)      (4,151)
                                        --------     --------     --------
     Total Tax Expense                  $ 31,005     $125,330     $138,504
                                        ========     ========     ========
==============================================================================

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"), requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Following is a summary of deferred income taxes under FAS 109.

==============================================================================
                                                      December 31
                                               1997                 1996
                                             --------             --------
                                                 (Thousands of Dollars)
  Deferred Income Tax Assets
    Decommissioning trust                    $ 43,405             $ 41,066
    Construction advances                      49,202               45,906
    Other                                      79,939               66,834
                                             --------             --------
  Total Deferred Income Tax Assets           $172,546             $153,806
                                             ========             ========
  Deferred Income Tax Liabilities
    Property related                         $514,792             $484,199
    Conservation investments                    7,878               16,827
    Other                                       2,996               10,373
                                             --------             --------
  Total Deferred Income Tax Liabilities      $525,666             $511,399
                                             ========             ========
==============================================================================

As detailed in Note A, WE has also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues.


E - ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION ("AFUDC")

AFUDC is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the income statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of noncash other income.

As approved by the PSCW, AFUDC was capitalized during the following periods on 50% of construction work in progress ("CWIP") at the following rates:

*  February 18, 1997 - December 31, 1997      10.29%
*  January 1, 1996 - February 17, 1997        10.17%

Prior to 1996, utility rates approved by the PSCW provided for a current return on investment for selected long-term projects included in CWIP. AFUDC was capitalized on the remaining CWIP at a rate of 10.83% in 1995.


F - NUCLEAR OPERATIONS

POINT BEACH NUCLEAR PLANT:     WE operates two approximately 500 megawatt
electric generating units at Point Beach Nuclear Plant ("Point Beach"). During 1997, 1996 and 1995, Point Beach provided 6%, 24% and 25% of WE's net electric energy supply, respectively. Point Beach's Nuclear Regulatory Commission ("NRC") licenses expire in October 2010 for Unit 1 and March 2013 for Unit 2.

On January 27, 1997, the NRC notified WE of a declining trend in performance at Point Beach. The NRC issues trend letters to provide early notification of declining performance and to allow a utility, under the watchfulness of the NRC, to take early corrective actions. During 1997, WE undertook a comprehensive effort to address NRC concerns and to take advantage of industry best practices to further strengthen performance at the plant. On January 21, 1998, the NRC rescinded its declining trend letter and informed WE "that corrective actions [being taken by WE] have been effective in addressing [the NRC's] concerns and that the adverse trends in performance at Point Beach have been arrested."

WE returned Point Beach Unit 2 to service in August 1997 following an extended outage that began in October 1996 to replace the unit's steam generators.
Unit 2 was taken out of service from mid-November 1997 through early February 1998 and has experienced several other unplanned shutdowns in the past six months to address various equipment issues. Point Beach Unit 1 was taken out of service in February 1997 due to equipment problems. WE decided to keep Unit 1 out of service to allow Point Beach staff to focus their attention on the work necessary to bring Unit 2 back to service. During the summer of 1997, WE replaced two low pressure turbines in Unit 1 which increased its dependable generating capability from 500 to 510 megawatts. WE returned Unit 1 to service from December 1997 through mid-February 1998, when it began a scheduled refueling outage that is expected to be completed in May 1998.

WE requested that the PSCW allow deferred accounting treatment for certain nuclear non-fuel operation and maintenance costs in excess of those included in 1997 rates. In July 1997, the PSCW approved WE's request but has not yet decided how the deferrable costs will be treated for rate making purposes. During 1997, WE incurred $40 million of deferrable nuclear costs of which $35 million was attributable to the Wisconsin electric retail jurisdiction. WE has argued in its 1998 Test Year rate proceedings to recover all $35 million over a five year period beginning in 1998. However, PSCW staff testimony in the 1998 Wisconsin retail rate proceeding recommends recovery of approximately $18 million of these costs over a five year period. As a result, WE has deferred $18 million as of December 31, 1997 in Deferred Charges and Other Assets - Deferred Regulatory Assets (See Note A).

SPENT FUEL STORAGE AND DISPOSAL:     WE currently has sufficient space in the
spent fuel pool at Point Beach to complete the fall 1998 Unit 2 and spring 1999 Unit 1 refueling outages before the pool is full in its current configuration. In response to reduced spent fuel pool storage capacity, WE completed construction of an Independent Spent Fuel Storage Installation ("ISFSI") in 1995 for the temporary dry storage of spent fuel at Point Beach. The PSCW has authorized WE to load up to 12 casks with spent fuel and transfer the casks to the ISFSI. To date, WE has loaded two such casks. WE estimates that with implementation of 18-month fuel cycles, the remaining 10 authorized casks and the remaining space in the spent fuel pool in its current configuration, it has sufficient temporary storage to complete the scheduled fall 2003 Unit 1 refueling outage. WE is presently evaluating other dry storage alternatives and future storage cask needs and expects to initiate authorization requests with the PSCW as required to address such future needs.

In May 1997, the NRC sent WE a confirmatory action letter regarding concerns about the welding process for the casks being used at Point Beach as well as at two unaffiliated utilities. The letter prohibits the loading of additional casks until modified welding procedures are accepted by the NRC. The NRC has required that WE and the other users develop an ultrasonic inspection technique for the lid welds prior to lifting the May 1997 confirmatory action letter. WE expects to qualify this inspection technique by May 1998 and hopes to be able to resume cask loading during the summer of 1998.

Temporary spent fuel storage alternatives are necessary at Point Beach until the United States Department of Energy ("DOE") takes ownership of and permanently removes the spent fuel under a contract with WE mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 ("Waste Act"). The estimated cost of disposal of spent fuel, based on the contract with the DOE, is included in nuclear fuel expense. The DOE has indicated that it does not expect a permanent spent fuel repository to be available until at least 2010. In July 1996, the United States Court of Appeals for the District of Colombia circuit ruled that the DOE had an unconditional obligation under the Waste Act to begin accepting spent fuel by January 31, 1998. However, in December 1996, the DOE notified owners of commercial nuclear plants that it would not be able to meet its statutory obligation. On January 31, 1998, the DOE breached its contract with WE by failing to begin removing spent fuel from Point Beach. At this time, WE is unable to predict when the DOE will actually begin accepting spent nuclear fuel.

NUCLEAR INSURANCE:     The Price-Anderson Act (the "Act") as amended and
extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $8.9 billion, of which $200 million is covered by liability insurance purchased from private sources, and $8.7 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $79.3 million per reactor (WE owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach Nuclear Plant, WE would be obligated to pay its proportionate share of any such assessment.

WE participated in an industry-wide insurance program, with an aggregate limit of $200 million which covered radiation injury claims of nuclear workers first employed after 1987. This program was replaced with a new program (which has no retrospective assessment provisions) at the end of 1997. However, the discovery period for claims covered under the former program remains open until the end of 2007 for those few former insureds who no longer need to participate in the new, replacement program. If claims in excess of the funds available under the old program develop, WE would be assessed up to a maximum of approximately $3.1 million per reactor.

WE, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion (subject to a $1 million deductible for each loss) at WE's Point Beach Nuclear Plant. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. WE's maximum retrospective liability under its policies is $12.6 million.

WE also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage (in excess of 23 weeks) at the Point Beach plant, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. WE's maximum retrospective liability under this policy is $4.9 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect WE from material adverse impact.

NUCLEAR DECOMMISSIONING:     WE expects to operate the two units at Point
Beach to the expiration of their current operating licenses. The estimated cost to decommission the plant in 1997 dollars is $404 million based upon a site specific decommissioning cost study completed in 1994. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.7 billion will be spent over a twenty-year period, beginning in 2010, to decommission the plant.

Nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units following an external sinking fund method. It is expected that the annual payments to the Nuclear Decommissioning Trust Fund ("Fund") along with the earnings on the Fund will provide sufficient funds at the time of decommissioning. WE believes it is probable that any shortfall in funding would be recoverable in utility rates.

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, WE's debt and equity security investments in the Fund are classified as available for sale. Gains and losses on the Fund were determined on the basis of specific identification; net unrealized holding gains on the Fund were recorded as part of accumulated provision for depreciation.

Following is a summary of decommissioning costs and earnings charged to depreciation expense and the Fund balance included in accumulated provision for depreciation at December 31. The Fund balance is stated at fair value.

==============================================================================
                                                1997      1996      1995
                                              --------  --------  --------
                                                 (Thousands of Dollars)

  Decommissioning costs                       $ 11,402  $ 15,418  $  3,456
  Earnings                                      15,846    10,891     7,405
                                              --------  --------  --------
     Depreciation Expense                     $ 27,248  $ 26,309  $ 10,861
                                              ========  ========  ========

  Total costs accrued to date                 $288,977  $261,729
  Unrealized gain                              115,263    60,356
                                              --------  --------
     Accumulated Provision for Depreciation   $404,240  $322,085
                                              ========  ========
==============================================================================

DECONTAMINATION AND DECOMMISSIONING FUND:     The Energy Policy Act of 1992
establishes a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the DOE's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 1997, WE has on its books a remaining estimated liability equal to the projected special assessments of $24.1 million. A corresponding deferred regulatory asset is detailed in Note A.

Effective in 1997, the PSCW had disallowed the recovery of D&D Fund assessments in Wisconsin utility retail rates as a result of a decision by the U.S. Court of Federal Claims in a case involving Yankee Atomic Electric Company ("Yankee Atomic") in which the court ruled that the assessments were unlawful. The PSCW had stated that it would be appropriate that WE be reimbursed if the Yankee Atomic decision was overturned or modified. On
May 6, 1997, the U.S. Court of Appeals for the Federal Circuit issued a decision reversing the decision of the Court of Federal Claims and upheld the assessments. The amount of the assessments related to the PSCW's rate jurisdiction were approximately 85% of the assessments or $2.6 million in 1997 and will remain as a deferred regulatory asset pending the outcome of the 1998 Rate Order in which WE submitted the assessments for amortization and rate recovery. The portion of allowable costs will be amortized to nuclear fuel expense and included in utility rates over the next 10 years.


G - PREFERRED STOCK

Preferred stock authorized but unissued is: WEC, $.01 par value, 15,000,000 shares and WE, cumulative, $25 par value, 5,000,000 shares.

The 3.60% series preferred stock is redeemable in whole or in part at the option of WE at $101 per share plus any accrued dividends.

The fair value of WE's preferred stock was $17.8 million and $16.1 million at December 31, 1997 and 1996, respectively.


H - LONG-TERM DEBT

FIRST MORTGAGE BONDS, DEBENTURES AND NOTES:     Long-term debt premium or
discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense. Unamortized amounts pertaining to reacquired debt are written off currently, when acquired for sinking fund purposes, or amortized in accordance with PSCW orders, when acquired for early retirement.

The maturities and sinking fund requirements through 2002 for the aggregate amount of long-term debt outstanding (excluding obligations under capital lease) at December 31, 1997 are shown below.

==============================================================================
                                                 (Thousands of Dollars)

               1998                                     $ 70,520
               1999                                       94,570
               2000                                       30,625
               2001                                       18,685
               2002                                       15,000
==============================================================================

Sinking fund requirements for the years 1998 through 2002, included in the table above, are $17.4 million. Substantially all utility plant is subject to the mortgage.

In November 1996, WE issued $200 million of 6 5/8% unsecured debentures due 2006. Proceeds of the issue were added to WE's general funds and were applied to the repayment of short-term borrowings.

In December 1996, WE and WISVEST Corporation issued promissory notes in the amount of $12.05 million and $10.95 million, respectively, due 2006. The notes were issued as part of the transaction to acquire the steam and chilled water facilities from Milwaukee County. The notes have been discounted to reflect the difference between the effective interest rate of 6.36% and the stated rate of 1.93%. This discount will be amortized over the life of the notes using the effective interest method.

In October 1997, WMIC issued $15 million of 6.40% medium-term notes due 2001 and $12 million of 6.33% medium-term notes due 2002. In November 1997, WMIC issued $20 million of 6.22% medium-term notes due 2000. Proceeds of the issues were added to WMIC's general funds and will be used to finance non-utility projects.

At December 31, 1997, the interest rate for the $67 million variable rate note due 2016 was 3.70% and the interest rate for the $98.35 million variable rate notes due 2006-2030 was 4.20%.

OBLIGATIONS UNDER CAPITAL LEASE:     WE has a nuclear fuel leasing arrangement
with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event WE or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from WE. Under the lease terms, WE is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, were $868,000, $2,332,000 and $2,401,000 during 1997, 1996 and 1995, respectively.

To meet a portion of WE's anticipated increase in future electric energy supply needs, WE entered into a long-term power purchase contract with an unaffiliated independent power producer, LSP-Whitewater Limited Partnership ("LS Power"). The contract, for 236 megawatts of firm capacity from LS Power's gas-fired cogeneration facility located in Whitewater, Wisconsin, includes no minimum energy purchase requirements. The contract expires in 2022, at which time WE may renew for another ten years or purchase the generating facility at fair value. WE treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

Beginning with commercial operation of LS Power's facility in September 1997, imputed interest costs on the purchase power obligation were approximately $6.5 million and total amortization costs of Utility Plant Under Capital Leases was $1.6 million. The long-term power purchase contract is treated as an operating lease for rate-making purposes. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs are recorded as a deferred regulatory asset. Due to the timing of the minimum lease payments, WE expects the regulatory asset to increase to approximately $78 million by the year 2009 and the total obligation under capital lease to increase to $160 million by the year 2005 before each begins to unwind over the remaining life of the contract. The minimum lease payments are classified as purchased power expense on the income statement. Interest expense on the purchase power obligation, included in purchased power expense, was $5,614,000 during 1997.

Provided below is a summary of WE's nuclear fuel and property under capital leases at December 31.

==============================================================================
                                                       1997        1996
                                                     --------    --------
                                                    (Thousands of Dollars)
    Nuclear Fuel
      Under capital lease                            $ 95,464    $100,952
      Accumulated provision for amortization          (59,783)    (61,408)
      In process/stock                                 54,538      35,932
                                                     --------    --------
    Total Nuclear Fuel                               $ 90,219    $ 75,476
                                                     ========    ========
    Utility Plant Under Capital Leases
      Long-term purchase power commitments           $140,312    $   -
      Accumulated provision for amortization           (1,625)       -
                                                     --------    --------
    Net Utility Plant - Leased Facilities            $138,687    $   -
                                                     ========    ========
==============================================================================

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 1997 are as follows:

==============================================================================
                                    Nuclear      Purchase Power
                                   Fuel Lease      Commitment        Total
                                  -------------  --------------  -------------
                                             (Thousands of Dollars)

     1998                            $ 18,315        $ 23,272       $ 41,587
     1999                              12,655          24,123         36,778
     2000                               8,311          25,031         33,342
     2001                               2,302          25,968         28,270
     2002                                 150          26,961         27,111
 Later Years                             -            588,145        588,145
                                     --------        --------       --------
 Total Minimum Lease Payments          41,733         713,500        755,233
 Less: Estimated Executory Costs         -           (142,930)      (142,930)
                                     --------        --------       --------
 Net Minimum Lease Payments            41,733         570,570        612,303
 Less: Interest                        (3,020)       (426,833)      (429,853)
                                     --------        --------       --------
 Present Value of
  Net Minimum Lease Payments           38,713         143,737        182,450
 Less: Due Currently                  (19,484)           -           (19,484)
                                     --------        --------       --------
                                     $ 19,229        $143,737       $162,966
                                     ========        ========       ========
==============================================================================

FAIR VALUE:     The fair value of the Company's long-term debt was
$1.7 billion and $1.6 billion at December 31, 1997 and 1996, respectively. The fair value of WE's first mortgage bonds and debentures is estimated based upon the market value of the same or similar issues. Book value approximates fair value for the Company's unsecured notes. The fair value of WE's nuclear fuel and long-term purchase power commitment capital leases are the market value of the Trust's commercial paper and the estimated fair value of the lessor's related electric generating facilities, respectively.


I - NOTES PAYABLE

Short-term notes payable balances and their corresponding weighted average interest rates at December 31 consist of:

==============================================================================
                                  1997                        1996
                          --------------------       ----------------------
                                      Interest                     Interest
                          Balance       Rate         Balance         Rate
                          --------    --------       --------      --------
                                       (Thousands of Dollars)

  Banks                   $127,815     6.40%         $ 34,370       6.30%
  Commercial paper         192,138     5.84%           34,895       5.59%
                          --------                   --------
                          $319,953                   $ 69,265
                          ========                   ========
==============================================================================

Unused lines of credit for short-term borrowing amounted to $199.5 million at December 31, 1997. In support of various informal lines of credit from banks, WEC subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.


J - PENSION PLANS

Prior to 1996, WE had several defined benefit noncontributory pension plans covering all eligible employees. Pension benefits were based on years of service and the employee's compensation. Effective January 1, 1996, plans covering all employees were converted to a single defined benefit noncontributory cash balance plan. Under the cash balance plan, pension benefits are determined by a combination of annual plan wages, a credit based upon WE's annual financial performance and individual account-based interest credits. Lump sum payout at termination of employment or retirement is available. Each employee's opening account balance was based on accrued pension benefits as of December 31, 1994 and converted to a lump-sum amount determined under the prior plan's provisions. The lump-sum amount was credited for an additional transition credit based on age and/or years of service. The cash balance plan includes a grandfather clause, where employees who retire during the 15 years following January 1, 1996 receive the greater of pension benefits calculated under their original pension plan or under the cash balance plan.

The majority of the plans' assets are equity securities; other assets include corporate and government bonds and real estate. The plans are funded to meet the requirements of the Employee Retirement Income Security Act of 1974.

In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.


==============================================================================
Pension Cost calculated per FAS 87 *            1997       1996       1995
----------------------------------            --------   --------   --------
                                                  (Thousands of Dollars)
Components of Net Periodic Pension Cost,
 Year Ended December 31
  Cost of pension benefits earned by
   employees                                  $  9,216   $  9,912   $  8,985
  Interest cost on projected benefit
   obligation                                   45,613     41,454     41,586
  Actual return on plan assets                (114,294)   (85,141)  (136,243)
  Net amortization and deferral                 63,347     34,600     88,493
                                              --------   --------   --------
Total pension cost calculated
under FAS 87                                  $  3,882   $    825   $  2,821
                                              ========   ========   ========
Actuarial Present Value of Accumulated
 Benefit Obligation, at December 31
  Vested benefits-employees' right to
   receive benefit no longer contingent
   upon continued employment                  $611,796   $560,801
  Nonvested benefits-employees' right to
   receive benefit contingent upon
   continued employment                         10,897     14,741
                                              --------   --------
Total obligation                              $622,693   $575,542
                                              ========   ========
Funded Status of Plans: Pension Assets and
 Obligations at December 31
  Pension assets at fair market value         $761,881   $687,482
  Projected benefit obligation
   at present value                           (649,256)  (601,213)
  Unrecognized transition asset                (17,150)   (19,566)
  Unrecognized prior service cost               34,344     36,027
  Unrecognized net gain                       (123,094)   (96,344)
                                              --------   --------
Projected status of plans                     $  6,725   $  6,386
                                              ========   ========
Rates used for calculations (%)
  Discount rate-interest rate used to
   adjust for the time value of money            7.25       7.75       7.25
  Assumed rate of increase in
   compensation levels                           4.75 to    4.75 to    4.75
                                                 5.0        5.0
  Expected long-term rate of return
   on pension assets                             9.0        9.0        9.0
==============================================================================

* Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions ("FAS 87").


K - BENEFITS OTHER THAN PENSIONS

POSTRETIREMENT BENEFITS:     Effective in 1993, the Company adopted
prospectively Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("FAS 106") and elected the 20 year option for amortization of the previously unrecognized accumulated postretirement benefit obligation.

WE sponsors defined benefit postretirement plans that cover both salaried and nonsalaried employees who retire at age 55 or older with at least 10 years of service. The postretirement medical plan provides coverage to retirees and their dependents. Retirees contribute to the medical plan. The group life insurance benefit is reduced upon retirement.

Employees' Benefit Trusts ("Benefit Trusts") are used to fund a major portion of postretirement benefits. The funding policy for the Benefit Trusts is to maximize tax deductibility. The majority of the Benefit Trusts' assets are mutual funds.

==============================================================================
Postretirement Benefit Cost
 calculated per FAS 106                         1997       1996       1995
-------------------------------------------   --------   --------   --------
                                                  (Thousands of Dollars)
Components of Net Periodic Postretirement
 Benefit Cost, Year Ended December 31
  Cost of postretirement benefits
   earned by employees                        $  1,911   $  2,436   $  2,276
  Interest cost on projected
   benefit obligation                           10,343     10,456     10,458
  Actual return on plan assets                 (10,786)    (5,938)   (12,598)
  Net amortization and deferral                 10,952      6,745     13,951
                                              --------   --------   --------
Total postretirement benefit cost
  calculated under FAS 106                    $ 12,420   $ 13,699   $ 14,087
                                              ========   ========   ========
Funded Status of Plans: Postretirement
 Obligations and Assets at December 31
  Accumulated Postretirement
  Benefit Obligation
   Retirees                                   ($94,011)  ($92,417)
   Fully eligible active plan participants     (11,654)    (9,938)
   Other active plan participants              (42,516)   (40,428)
                                              --------   --------
  Total obligation                            (148,181)  (142,783)
  Postretirement assets at
   fair market value                            59,841     49,424
                                              --------   --------
  Accumulated postretirement benefit
   obligation in excess of plan assets         (88,340)   (93,359)
  Unrecognized transition obligation            68,825     78,239
  Unrecognized prior service cost                 (938)    (1,038)
  Unrecognized net gain                        (14,458)   (14,583)
                                              --------   --------
Accrued Postretirement Benefit Obligation     ($34,911)  ($30,741)
                                              ========   ========
Rates used for calculations (%)
  Discount rate-interest rate used to
   adjust for the time value of money             7.25       7.75       7.25
  Assumed rate of increase in
   compensation levels                            4.75 to    4.75 to    4.75
                                                  5.0        5.0
  Expected long-term rate of return
   on postretirement assets                       9.0        9.0        9.0
  Health care cost trend rate                     7.5 declining to
                                                  5.0 in year 2002
==============================================================================

Changes in health care cost trend rates will affect the amounts reported. For example, a 1% increase in rates would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $9.7 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $0.9 million.

OMNIBUS STOCK INCENTIVE PLAN:     A stockholder-approved Omnibus Stock
Incentive Plan ("Plan") enables the Company to provide a long-term incentive, through equity interests in WEC, to selected officers and key employees. The Plan provides for the granting of stock options, stock appreciation rights ("SARs"), stock awards and performance units over a period of no more than ten years. Awards under the Plan may be paid in common stock, cash or a combination thereof. Four million shares of common stock have been reserved under the Plan. The exercise price of a stock option will not be less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date.

Effective for 1996, WEC has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), and will continue to apply the intrinsic value method of accounting for awards under the Plan as required by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. If WEC had adopted the optional FAS 123 accounting method for Plan awards as of the beginning of 1995, the effect on net income and earnings per share for 1997, 1996 and 1995 would have been immaterial.

Each stock option includes performance units based on contingent dividends for four years from the date of grant. Payment of these dividends depends on the achievement of certain performance goals. No SARs or stock awards have been granted and no performance units have been earned to date.

The following is a summary of stock options issued through December 31, 1997 under the Plan.

  =========================================================================================================
                                            1997                     1996                     1995
                                    --------------------     --------------------     --------------------
                                                Weighted                 Weighted                 Weighted
                                                Average                  Average                  Average
                                    Number of   Exercise     Number of   Exercise     Number of   Exercise
                                     Options     Price        Options     Price        Options     Price
                                    ---------   --------     ---------   --------     ---------   --------
   Outstanding at January 1           523,900    $28.038       335,500    $28.832       145,500    $27.061
     Granted                           40,000    $27.653       210,900    $26.813       190,000    $30.188
     Forfeited                        (32,900)   $28.085       (22,500)   $28.400          -          -
                                    ---------                ---------                ---------
   Outstanding at December 31         531,000    $28.006       523,900    $28.038       335,500    $28.832
                                    =========                =========                =========
  =========================================================================================================

As of December 31, 1997, the 531,000 options outstanding under the Plan are exercisable at per share prices of between $26.813 and $30.188 with a weighted average remaining contractual life of 8.2 years. These options are exercisable four years after the grant date with an exercise period of ten years from the grant date.

The earliest year in which any of the options could be exercised was 1997. As of December 31, 1997, the 51,750 exercisable options outstanding under the Plan are exercisable at a per share price of $27.375 with a weighted average remaining contractual life of 6.0 years.


L - INFORMATION BY SEGMENTS OF BUSINESS

WEC is a holding company with subsidiaries in utility and non-utility businesses. The Company's principal business segments include electric, gas and steam utility operations. The electric utility generates, transmits, distributes and sells electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The gas utility purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in three service areas in southeastern, east central and western Wisconsin that are largely within the electric service area. The steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee area. Principal non-utility lines of business include real estate investment and development, venture capital investments in Wisconsin and the Upper Peninsula of Michigan, and investments in recycling technology and energy related entities. The following summarizes the business segments of the Company.

==============================================================================
Year ended December 31                       1997        1996        1995
----------------------                    ----------  ----------  ----------
                                                (Thousands of Dollars)
Electric Operations
  Operating revenues                      $1,412,115  $1,393,270  $1,437,480
  Operating income before income taxes       219,010     380,376     419,271
  Depreciation                               213,785     183,159     164,789
  Construction expenditures                  236,384     272,838     223,723

Gas Operations
  Operating revenues                         355,172     364,875     318,262
  Operating income before income taxes        32,978      47,720      47,022
  Depreciation                                21,421      18,246      17,722
  Construction expenditures                   22,977      22,851      24,851

Steam Operations
  Operating revenues                          22,315      15,675      14,742
  Operating income before income taxes         5,260       4,375       3,757
  Depreciation                                 2,492       1,391       1,365
  Construction expenditures                    1,006      21,651         206

Consolidated
  Operating revenues                       1,789,602   1,773,820   1,770,484
  Operating income before income taxes       257,248     432,471     470,050
  Depreciation                               237,698     202,796     183,876
  Construction expenditures
    (including non-utility)                  345,908     389,194     271,688

Other Information
  Non-utility Net Income*
    Real estate activities                  $  6,966    $  8,820    $  3,583
    Other**                                   (8,692)       (797)     (9,013)

At December 31
--------------
Net Identifiable Assets
  Electric                                $3,900,889  $3,646,997  $3,449,822
  Gas                                        392,865     400,582     376,536
  Steam                                       45,131      46,499      25,214
  Non-utility
   Real estate activities                    211,359     200,603     175,746
   Other**                                   154,822      89,358      55,661
                                          ----------  ----------  ----------
Total Identifiable Assets                  4,705,066   4,384,039   4,082,979
  Other corporate assets ***                 332,618     426,799     477,756
                                          ----------  ----------  ----------
Total Consolidated Assets                 $5,037,684  $4,810,838  $4,560,735
                                          ==========  ==========  ==========
==============================================================================
 *   Excludes merger expenses.

 ** Primarily venture capital, recycling technology and energy related activities.

 *** Primarily other property and investments, materials and supplies and deferred charges.


M - COMMITMENTS AND CONTINGENCIES

KIMBERLY COGENERATION EQUIPMENT:     In conjunction with a proposal to
construct a 220 megawatt cogeneration facility in Kimberly, Wisconsin, WE purchased three combustion turbines, three heat recovery boilers and a steam turbine (the "Equipment"). Since 1994, WE has continued to carry the Equipment at a cost of approximately $66.3 million and has entertained numerous proposals and projects for which the Equipment could be used. During 1997, WE continued to review its options for use or sale of the Equipment. In the fourth quarter of 1997, WE entered into the final phase of negotiating an agreement for a joint independent power project involving the Equipment.
Under the provisions of FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed, WE refined its cash flow projection for the Equipment based upon the latest proposal. As measured by expected gross cash flows to be earned under this project, WE determined that an impairment existed. As a result, WE recorded a $30.0 million impairment charge in the fourth quarter of 1997 which is included in the Miscellaneous - Net Other Income and Deductions line of the income statement. Based upon the estimated discounted cash flows of the project, WE determined that a net current investment at fair value of $36.3 million should remain on its balance sheet for the Equipment in Other Deferred Charges and Other Assets.

MANUFACTURED GAS PLANT SITES:     WE continues a voluntary program to
investigate the remediation of 11 former manufactured gas plant ("MGP") sites. WE currently estimates that future costs to be incurred for detailed site investigation and remediation is $25 million to $40 million over the next ten years. Actual costs are uncertain pending the results of further site specific investigations and the selection of site specific remediation. In WE's February 13, 1997 rate order, the PSCW amplified its position on the recovery of MGP remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of MGP remediation costs will be affected by the biennial rate case cycle, the timing and magnitude of remediation expenditures, and their recovery may be affected.


Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report in Management's Discussion and Analysis of Financial Condition and Results of Operations - "Liquidity and Capital Resources - Capital Requirements 1998-2002."


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
  the Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated financial statements appearing on pages A-23 through A-40 of this report present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





/s/ Price Waterhouse LLP
---------------------------------
PRICE WATERHOUSE LLP



Milwaukee, Wisconsin
January 28, 1998

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


                        NUMBER OF COMMON STOCKHOLDERS

As of year-end 1997, based on the number of Wisconsin Energy Corporation stockholder accounts, there were 96,289 registered stockholders.


                       COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WiscEn or WiscEngy.


                      DIVIDENDS AND COMMON STOCK PRICES

DIVIDEND POLICY OF WEC:     Cash dividends on WEC common stock, as declared by
the Board of Directors, are normally paid on or about the first day of March, June, September and December.

RANGE OF WEC COMMON STOCK PRICES AND DIVIDENDS:

============================================================================
                        1997              |               1996
------------------------------------------|---------------------------------
 Quarter      High      Low     Dividend  |     High      Low     Dividend
------------------------------------------|---------------------------------
 First      $27-7/8   $23-1/4    $ .38    |   $32       $27-1/4    $ .3675
 Second      25-5/8    23          .385   |    28-7/8    26          .38
 Third       26-1/4    23-1/2      .385   |    29-1/8    26-3/8      .38
 Fourth      29-1/16   24-1/8      .385   |    28-3/8    26-1/8      .38
                                 ------   |                        -------
 Year       $29-1/16  $23        $1.535   |   $32       $26        $1.5075
                                 ======   |                        =======
============================================================================

WE COMMON STOCK DIVIDENDS:     Cash dividends declared on Wisconsin Electric
Power Company's common stock during the two most recent fiscal years are set forth below. Dividends were paid to WE's sole common stockholder, WEC.

==============================================================================
          Quarter                         Total Dividend
          -------              ----------------------------------
                                   1997                  1996
                               ------------          ------------
          First                $ 80,726,000          $ 40,455,444
          Second                 44,322,000            42,478,000
          Third                  44,322,000            42,478,000
          Fourth                 44,322,000            42,478,000
                               ------------          ------------
          Total                $213,692,000          $167,889,444
                               ============          ============
==============================================================================


                            BUSINESS OF THE COMPANY

Wisconsin Energy Corporation is a holding company with subsidiaries in utility and non-utility businesses. Its principal subsidiary is Wisconsin Electric Power Company.

WE engages in the generation, transmission, distribution and sale of electric energy in an area of about 12,000 square miles in southeastern Wisconsin, the east central and northern portions of Wisconsin, and the Upper Peninsula of Michigan. The total area's estimated population is approximately 2.3 million, which includes metropolitan Milwaukee. WE also purchases natural gas, transports gas to Wisconsin through pipeline companies and distributes and sells it in a territory of about 2,800 square miles in the area west and southwest of Milwaukee, the Appleton area, and the Prairie du Chien area. WE also provides steam service for heating and manufacturing processes to about 500 customers in the Milwaukee area.

Wispark Corporation; Witech Corporation; Wisvest Corporation; Minergy Corp.; Badger Service Company; Custometrics, LLC; Wisconsin Michigan Investment Corporation; and WEC International Inc. are subsidiaries devoted primarily to stimulating economic growth in the Wisconsin Electric service area and to capitalizing on diversified investment opportunities for stockholders.

                            DIRECTORS AND OFFICERS

DIRECTORS

The information under "Proposal 1: Election of Directors-Terms Expiring in Year 2001" and "Proposal 2: Election of Director-Term Expiring in Year 2000" in WEC's definitive proxy statement dated April 3, 1998, attached hereto, is incorporated herein by reference.

OFFICERS (Figures in parenthesis indicate age and years of service with WEC and/or its subsidiaries as of December 31, 1997.)

Officers of Wisconsin Energy Corporation

Richard A. Abdoo (53;22)                   Thomas H. Fehring (50;27)
Chairman of the Board, President           Corporate Secretary
and Chief Executive Officer
                                           Anne K. Klisurich (50;25)
Francis Brzezinski (46;8)                  Controller
Vice President
                                           Gordon A. Willis (59;36)
Richard R. Grigg (49;27)                   Assistant Treasurer
Vice President
                                           Joyce Feaster (35;13)
Calvin H. Baker (54;6)                     Assistant Corporate Secretary
Treasurer and Chief Financial Officer

Officers of Wisconsin Electric Power Company

Richard A. Abdoo (53;22)                   Richard J. White (48;0)
Chairman of the Board and Chief            Vice President-Communications &
Executive Officer                          Community Relations

Richard R. Grigg (49;27)                   Thomas H. Fehring (50;27)
President and Chief Operating Officer      Corporate Secretary

David K. Porter (54;28)                    Anne K. Klisurich (50;25)
Senior Vice President                      Controller

Michael B. Sellman (50;*)                  Gordon A. Willis (59;36)
Senior Vice President-Nuclear Power        Treasurer
Business Unit and Chief Nuclear Officer
                                           Barbara S. Bras (44;12)
Calvin H. Baker (54;6)                     Assistant Vice President-Human
Vice President-Finance and Chief           Resources
Financial Officer
                                           Jose M. Delgado (51;24)
Charles T. Govin, Jr. (51;19)              Assistant Vice President-Electric
Vice President-Electric & Gas              System Operations
Operations
                                           Joyce Feaster (35;13)
Kristine M. Krause (43;19)                 Assistant Corporate Secretary and
Vice President-Fossil Operations           Assistant Treasurer

Kristine A. Rappe (41;15)                  Dale A. Landgren (49;24)
Vice President-Customer Services           Assistant Vice President-Business
                                           Planning
Larry Salustro (50;0)
Vice President-Legal, Regulatory &         Scott A. Patulski (48;26)
Governmental Affairs                       Site Vice President-Point Beach
                                           Nuclear Plant

* Mr. Sellman's service with Wisconsin Electric began in 1998.



APPENDIX B

This appendix provides a narrative description of the differences between the electronic format document and the printed copy relating to the substantive graphic or image material contained in the proxy statement.

1. Under the heading "PROPOSAL 1: ELECTION OF DIRECTORS - TERMS EXPIRING IN YEAR 2001 AND PROPOSAL 2: ELECTION OF DIRECTOR - TERM EXPIRING IN YEAR 2000," a black and white photograph of each nominee and director appears immediately to the left of the narrative of each respective nominee and director. The photographs appear on pages 1, 2 and 3 of the printed copy.

2. Under the heading "Performance Graph," the table in the electronic format document represents datapoints for the graph labeled "Five-Year Cumulative Total Return," a paper copy of which is being filed supplementally to the Branch Chief in the Division of Corporation Finance. The performance graph appears on page 13 of the printed copy.